Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

GROWTH CAPITAL ACQUISITION CORP.,

GCAC MERGER SUB INC.

AND

CEPTON TECHNOLOGIES, INC.

DATED AS OF AUGUST 4, 2021

i

(continued)

(continued)

(continued)

INDEX OF ANNEX AND EXHIBITS

Annex I	Earnout Merger Consideration
Exhibit A	Form of Stockholder Support Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Subscription Agreement
Exhibit E	Unpaid Expenses and Lock-Up Agreement
Exhibit F	Form of GCAC Stockholder Support Agreement
Exhibit G	Form of GCAC 2021 Equity Incentive Plan
Exhibit H	Form of GCAC Employee Stock Purchase Plan
Exhibit I	Form of GCAC Second A&R Charter
Exhibit J	Form of GCAC A&R Bylaws

v

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT, dated as of August 4, 2021 (this “Agreement”), is made by and among Growth Capital Acquisition Corp., a Delaware corporation (“GCAC”), GCAC Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Cepton Technologies, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), GCAC and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of GCAC (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation”);

WHEREAS, the respective boards of directors of each of GCAC, Merger Sub and the Company have each approved, declared advisable and in the best interests of their respective stockholders and resolved to recommend to their respective stockholders, the Transactions (including the Merger) upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL;

WHEREAS, within twenty-four (24) hours after the execution and delivery of this Agreement, in connection with the Transactions, GCAC and the Requisite Stockholders will enter into Stockholder Support Agreements (the “Stockholder Support Agreements”), substantially in the form attached hereto as Exhibit A, providing that, among other things, the Requisite Stockholders will vote their Company Shares in favor of the adoption and approval of this Agreement, the Merger and the other Transactions;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, GCAC, certain stockholders of the Company and certain stockholders of GCAC, shall enter into an Amended & Restated Registration Rights Agreement (the “Registration Rights Agreement”) to be effective upon the Closing, substantially in the form attached hereto as Exhibit B;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, GCAC and certain stockholders of the Company who will receive GCAC Class A Common Stock have entered into Confidentiality and Lock-Up Agreements (the “Lock-Up Agreements”) to be effective upon the Closing, substantially in the form attached hereto as Exhibit C;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, GCAC and each of the parties subscribing for shares of GCAC Class A Common Stock thereunder have entered into a subscription agreement, substantially in the form attached hereto as Exhibit D (a “Subscription Agreement”), pursuant to which such parties, and any additional parties who enter into Subscription Agreements prior to the Closing (all such parties, collectively, the “Investors”), upon the terms and subject to the conditions set forth therein, shall purchase shares of GCAC Class A Common Stock at a price of $10.00 per share in a private placement or placements (the “PIPE Investment”) to be consummated concurrently with the Closing;

WHEREAS, shares of GCAC Class B Common Stock shall automatically convert into shares of GCAC Class A Common Stock at the Effective Time in accordance with the GCAC Certificate of Incorporation;

WHEREAS, pursuant to the GCAC Certificate of Incorporation, GCAC shall provide an opportunity to its stockholders to have their shares of GCAC Class A Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the GCAC Certificate of Incorporation, the Trust Agreement, the Prospectus and the Proxy Statement in conjunction with, inter alia, obtaining approval from the GCAC Stockholders for the Business Combination (the “Redemption”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, (i) in connection with the Transactions, (ii) GCAC and (iii) Growth Capital Sponsor LLC, a Delaware limited liability company, Nautilus Carriers LLC, a Delaware limited liability company, and HB Strategies LLC, a Delaware limited liability company (collectively, the “Sponsor”) are entering into a Unpaid Expenses and Lock-Up Agreement (the “Unpaid Expenses and Lock-Up Agreement”), substantially in the form attached hereto as Exhibit E, pursuant to which, among other things, the Sponsor has agreed to certain lock-up restrictions in respect of its GCAC Class B Common Stock;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Company and certain stockholders of GCAC are entering into Stockholder Support Agreements, dated as of the date hereof (the “GCAC Stockholder Support Agreements”), substantially in the form attached hereto as Exhibit  K, providing that, among other things, the GCAC stockholders party to the GCAC Stockholder Support Agreements will vote their Founder Shares in favor of the adoption an approval of this Agreement and the Transactions;

WHEREAS, prior to the consummation of the Transactions, GCAC shall, subject to obtaining the GCAC Stockholder Approval, adopt an omnibus incentive plan (the “GCAC 2021 Equity Incentive Plan”) and an employee stock purchase plan (the “GCAC Employee Stock Purchase Plan”), substantially in the forms attached hereto as Exhibit G and Exhibit H, respectively;

WHEREAS, prior to the consummation of the Transactions, GCAC shall, subject to obtaining the GCAC Stockholder Approval, amend and restate the GCAC Certificate of Incorporation (the “GCAC Second A&R Charter”) in the form attached hereto as Exhibit I;

WHEREAS, at the Effective Time, the bylaws of GCAC shall be amended and restated in the form attached hereto as Exhibit J (the “GCAC A&R Bylaws”);

WHEREAS, prior to the Closing, in connection with the Transactions, GCAC, on the one hand, and each of Dr. Jun Pei, the Company’s CEO & Co-Founder, Dr. Winston Fu, the Company’s CFO, Mitchell Hourtienne, the Company’s VP of Business Development, T. R. Ramachandran, the Company’s Chief Marketing Officer, and Mark McCord, the Company’s Chief Technology Officer and Co-Founder, intend to enter into an employment agreements (the “Employment Agreements”), effective as of the Closing, in form and substance acceptable to the Company and GCAC; and

WHEREAS, for United States federal and applicable state income Tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”) and that this Agreement constitutes a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
DEFINITIONS

Section 1.01         Certain Definitions. For purposes of this Agreement:

“Action” means any litigation, suit, claim, action, proceeding, audit or investigation by or before any Governmental Authority.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Ancillary Agreements” means the Stockholder Support Agreements, the GCAC Stockholder Support Agreement, the Unpaid Expenses and Lock-Up Agreement, the Registration Rights Agreement, the Lock-Up Agreements, the Cancellation Agreement, the Employment Agreements and all other agreements, certificates and instruments executed and delivered by GCAC, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means, as applicable, (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company from time to time.

“Business Data” means all confidential business information and data that is accessed, collected, used, stored, shared, distributed, transferred, destroyed, or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, firmware, middleware, equipment, workstations, routers, hubs, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service,” that the Company owns or uses in the conduct of the business of the Company.

“Cash and Cash Equivalents” means the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.

“Closing GCAC Cash” means, without duplication, an amount equal to (a) the funds contained in the Trust Account as of immediately prior to the Effective Time; plus (b) all other Cash and Cash Equivalents of GCAC; minus (c) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of GCAC Common Stock pursuant to the Redemption (to the extent not already paid) (the “Redemption Amount”); plus (d) the aggregate amount of cash committed to purchase shares of GCAC Class A Common Stock pursuant to the Subscription Agreements entered into prior to the Closing in connection with the PIPE Investment (and that has been funded to the escrow account in accordance with the Subscription Agreements solely to the extent such Subscription Agreement expressly contemplates the funding of such committed cash into an escrow account prior to the Closing) or pursuant to Forward Purchase Agreements. For the avoidance of doubt, the Closing GCAC Cash shall not be reduced by, and shall include, amounts necessary to pay any and all Tax payments.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Charter” means the Company’s Amended and Restated Certificate of Incorporation as in effect as of the date of this Agreement.

“Company Class F Stock” means the Company’s Class F Stock, with a par value of $0.00001 per share.

“Company Common Stock” means the Company’s Common Stock, with a par value of $0.00001 per share.

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

“Company Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any of its Subsidiaries or that the Company or any of its Subsidiaries otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect (each, an “Effect”) that, individually or in the aggregate with any one or more other Effects, (i) has or would reasonably be expected to have a materially adverse effect on the business, condition (financial or otherwise), assets or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) prevents, materially impairs, materially delays or materially impedes the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions on a timely basis and in any event before the Outside Date; provided, however, that with respect to clause (i) only, no Effect relating to or resulting or arising from any of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in Law or GAAP or the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including the COVID-19 pandemic) or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing); (e) any actions explicitly taken or not taken by the Company as required by this Agreement or any Ancillary Agreement to which it is a party; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (provided that clause (e) and this clause (f) shall not apply to any representation or warranty set forth in Section 4.04, Section 4.05, Section 4.06, Section 4.16 or Section 4.25 but subject to any disclosures set forth in Section 4.04, Section 4.05, Section 4.06, Section 4.16 or Section 4.25 of the Company Disclosure Schedule or the closing condition relating thereto); (g) any failure in and of itself of the Company to meet any projections or forecasts (provided that the exception in this clause (g) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in or contributed to a Material Adverse Effect); or (h) any actions taken, or failures to take action, or such other changes or events, in each case, which GCAC has requested or to which it has consented, in each case, after the date of this Agreement, except in the cases of clauses (a) through (d), in each case, to the extent that the Company is disproportionately and adversely affected thereby as compared with other participants in the industries in which the Company operates.

“Company Option Plan” means the Cepton Technologies, Inc. Stock Incentive Plan.

“Company Options” means all outstanding options to purchase Company Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing under the Company Option Plan or otherwise.

“Company Outstanding Shares” means the total number of shares of Company Common Stock, Company Class F Stock and the Company Preferred Stock (on an “as-converted” to Company Common Stock basis) on a fully diluted basis as of the Closing Date using the treasury method of accounting, including, without duplication, the number of shares of Company Common Stock issuable upon the Company Class F Stock Conversion and Company Preferred Stock Conversion, the number of shares of Company Common Stock issued or issuable upon the exercise of all Company Options and the shares of Company Common Stock underlying the Company Warrant or any other Equity Equivalents, excluding, in all such cases, Company Options that are not vested.

“Company Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Preferred Stock” means the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series B-1 Preferred Stock and the Company Series C Preferred Stock.

“Company Securities” means the Company Common Stock, the Company Class F Stock, the Company Preferred Stock, the Company Options, and the Company Warrant.

“Company Securityholder” means a holder of Company Shares, a holder of Company Options and/or a holder of the Company Warrant.

“Company Series A Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.00001 per share, designated as Series A Preferred Stock in the Company Charter.

“Company Series B Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.00001 per share, designated as Series B Preferred Stock in the Company Charter.

“Company Series B-1 Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.00001 per share, designated as Series B Preferred Stock in the Company Charter.

“Company Series C Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.00001 per share, designated as Series C Preferred Stock in the Company Charter.

“Company Shares” means the shares of Company Common Stock, Company Class F Stock and the Company Preferred Stock.

“Company Stockholder” means a holder of a share of Company Common Stock, Company Class F Stock and/or a share of Company Preferred Stock.

“Company Warrant” means that certain warrant exercisable into up to 60,000 shares of Company Common Stock issued to Silicon Valley Bank on August 22, 2019.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company or GCAC, or any Suppliers or customers of the Company or GCAC or its subsidiaries (as applicable) that is not already generally available to the public and subject to an obligation of confidentiality, including any Intellectual Property rights.

“Consent Solicitation Statement” means the consent solicitation statement included as part of the Registration Statement with respect to the solicitation by the Company of the Company Stockholder Approval.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders (other than any Employee Benefit Plans).

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Disabling Devices” means Software, viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, spyware, malware, worms, other computer instructions, intentional devices, techniques, other technology, disabling codes, instructions, or other similar code or software routines or components that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, delete, maliciously encumber, hack into, incapacitate, perform unauthorized modifications, infiltrate or slow or shut down a computer system or data, software, system, network, other device, or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP, or Business Systems from misuse.

“Earnout Pro Rata Portion” means, with respect to each holder of outstanding shares of Company Common Stock as of immediately prior to the Effective Time (which, for the avoidance of doubt, shall be deemed to include the holder of the Company Warrant as a result of the exercise of the Company Warrant pursuant to Section 3.01(f) and the shares of Company Common Stock issued therefrom), a fraction expressed as a percentage equal to (i) the number of GCAC Class A Common Stock into which such holder’s shares of Company Common Stock (after giving effect to the conversions contemplated by Section 3.01(a)) are converted in accordance with Section 3.01(b) divided by (ii) the total number of shares of GCAC’s Class A Common Stock into which all outstanding shares of Company Common Stock (after giving effect to the conversions contemplated by Section 3.01(a) and the exercise of the Company Warrant contemplated by Section 3.01(f)) are converted in accordance with Section 3.01(b). In no event shall the aggregate Earnout Pro Rata Portion exceed 100%.

“Earnout Shares” means the shares of GCAC Class A Common Stock that may be issued pursuant to Section 3.06 and Annex I.

“Employee Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), any nonqualified deferred compensation plan subject to Section 409A of the Code, and each other retirement, health, welfare, cafeteria, bonus, commission, stock option, stock purchase, restricted stock, other equity or equity-based compensation, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay, vacation, or similar plan, program, policy, practice, agreement, or arrangement, whether written or unwritten (excluding governmental programs and de minimis fringe benefits).

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (i) releases or threatened releases of, or exposure of any Person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, natural resources or human health and safety.

“Equity Equivalents” means options, warrants, preemptive rights, calls, convertible securities, conversion rights or other equity securities or rights relating to the issued or unissued share capital of the Company.

“Equity Value” means $1,500,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Forward Purchase Agreement” means a forward purchase agreement with one or more investors to purchase equity securities of GCAC after the Closing on such terms and conditions as determined by the parties thereto.

“GCAC Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of GCAC, filed with the Secretary of State of the State of Delaware on January 29, 2021.

“GCAC Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, (i) has or would reasonably be expected to have a materially adverse effect on the business, condition (financial or otherwise), assets or results of operations of GCAC or (ii) prevents, materially impairs, materially delays or materially impedes the performance by GCAC or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions on a timely basis and in any event before the Outside Date; provided, however, that with respect to clause (i) only, no Effect relating to or resulting or arising from any of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a GCAC Material Adverse Effect: (a) any change or proposed change in Law or GAAP or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which GCAC operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including the COVID-19 pandemic) or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing); (e) any actions taken or not taken by GCAC as explicitly required by this Agreement or any Ancillary Agreement to which it is a party; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (provided that clause (e) and this clause (f) shall not apply to any representation or warranty set forth in Section 4.04, Section 4.05, Section 4.06, Section 4.16 or Section 4.25 but subject to any disclosures set forth in Section 4.04, Section 4.05, Section 4.06, Section 4.16 or Section 4.25 of the Company Disclosure Schedule or the closing condition relating thereto); (g) any failure in and of itself of the Company to meet any projections or forecasts (provided that the exception in this clause (g) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in or contributed to a Material Adverse Effect); or (h) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented, in each case, after the date of this Agreement, except in the cases of clauses (a) through (d), in each case, to the extent that GCAC is disproportionately and adversely affected thereby as compared with other participants in the industry in which GCAC operate.

“GCAC Organizational Documents” means the GCAC Certificate of Incorporation and bylaws, in each case as amended, modified or supplemented in accordance with the terms of this Agreement.

“GCAC Stockholder” means a holder of GCAC Common Stock.

“GCAC Stockholders’ Meeting” means a meeting of the holders of GCAC Common Stock to be held for the purpose of approving the GCAC Proposals.

“GCAC Units” means the units issued in the IPO or the overallotment consisting of one (1) share of GCAC Class A Common Stock and one-half (1/2) of one (1) GCAC Warrant.

“Formation Date” means April 26, 2016.

“Hazardous Substance(s)” means (i) any substances, wastes, gases or materials defined, listed, designated, identified or regulated as hazardous or toxic or as a pollutant or a contaminant under any Environmental Law; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos, radon mold or urea formaldehyde insulation; and (v) any other substance, material or waste regulated by, or for which standards of care may be imposed under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to the Company, any liabilities in respect of: (a) borrowed money, whether current, short-term, secured or unsecured or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) indebtedness evidenced by bonds, notes, debentures, mortgages or similar instruments; (c) lease obligations that are required to be capitalized in accordance with GAAP; (d) deferred payments, the deferred purchase price of assets, services or securities (including all seller notes and “earn outs” but excluding ordinary trade accounts payable); (e) conditional sale or other title retention agreements; (f) reimbursement obligations, whether contingent or matured, with respect to letters of credit, including standby letters of credit, bankers’ acceptances (to the extent drawn), surety bonds (to the extent drawn), other financial guarantees and interest rate protection agreements (to the extent drawn, and without duplication of other indebtedness supported or guaranteed thereby); (g) currency or interest rate swaps, collars, caps, hedges, derivatives or similar arrangements; (h) bank overdrafts and deferred liabilities; (i) all Indebtedness of the type referred to in clauses (a) through (h) guaranteed by the Company or secured by any Lien upon any property or asset owned by the Company or guarantees in respect of the purchase or lease of real property; and (j) accrued and unpaid interest, premiums, penalties, breakage costs, redemption fees or pre-payment costs and other amounts owing in respect of the items described in the foregoing clauses (a) through (i). For the avoidance of doubt, Indebtedness shall not include Taxes.

“Intellectual Property” means (i) patents, patentable inventions, patent applications (including provisional and non-provisional applications) and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brand names, slogans, and other source identifiers together with all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, know-how and confidential and proprietary information, (v) rights in Internet domain names and social media accounts, (vi) computer software programs, including all source code, object code, specifications, designs and documentation related thereto, (vii) domain names, Internet addresses and other computer identifiers, (viii) all other intellectual property or proprietary rights of any kind or description, and (ix) all legal rights arising from items (i) through (viii), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“knowledge” or “to the knowledge” of a Person means in the case of the Company, the actual knowledge of the individuals listed on Section 1.01(F) of the Company Disclosure Schedule after reasonable inquiry (and for all purposes of Section 4.13 hereof, “reasonable inquiry” shall not require the Company to have conducted patent clearance or similar freedom to operate searches, or other Intellectual Property searches), and in the case of GCAC, the actual knowledge of Prokopios “Akis” Tsirigakis or George Syllantavos after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased, subleased, licensed or occupied by the Company as tenant, subtenant, licensee or occupant, together with, to the extent leased, subleased, licensed or occupied by the Company, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

“Lien” means any charge, lien, security interest, mortgage, deed of trust, defect of title, easement, right of way, pledge, adverse claim or other encumbrance of any kind (other than those created under applicable securities Laws).

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub.

“Milestone” means each of the $15.00 Share Price Milestone and the $17.50 Share Price Milestone.

“Minimum GCAC Cash” means an amount equal to fifty eight and a half million dollars $58,500,000.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is a license approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation, (iii) the Server Side Public License, or (iv) any Reciprocal License.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means (i) such non-monetary imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair or interfere with the current use of the Company’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith and for which appropriate reserves have been made in accordance with GAAP, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that are not violated in any material respect by the Company’s current use of the assets that are subject thereto, (v) non-exclusive licenses (or sublicenses) of Company Owned IP granted in the ordinary course of business, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (vii) Liens identified in the Audited Annual Financial Statements (and, when delivered, the PCAOB Audited Financials), and (viii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“Per Share Stock Consideration” means a number of shares of GCAC Class A Common Stock equal to (i) the Per Share Merger Consideration Value divided by (ii) 10.

“Per Share Merger Consideration Value” means (a) the Equity Value divided by (b) the Company Outstanding Shares.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means information that relates to or can be used to identify an identifiable individual, or that relates to an individual and can be linked to an individual’s device or IP address. It includes, but is not limited to, “biometric information,” “personal information,” “personal data,” “personally identifiable information” or equivalent terms as defined by applicable Privacy/Data Security Laws.

“PPP” Means the Paycheck Protection Program from the U.S. Small Business Administration.

“PPP Loan” means the loan having a principal amount of $1,121,205.00 received by the Company on April 24, 2020 under the PPP.

“Privacy/Data Security Laws” means all applicable Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information.

“Products” means any products or services under development, developed, manufactured, performed, out-licensed, sold, distributed, or other otherwise made available by or on behalf of the Company, from which the Company has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Proxy Statement” means the proxy statement filed by GCAC as part of the Registration Statement with respect to the GCAC Stockholders’ Meeting for the purpose of soliciting proxies from GCAC Stockholders to approve the GCAC Proposals (which shall also provide the GCAC Stockholders with the opportunity to redeem their shares of GCAC Common Stock in connection with a stockholder vote on the Business Combination).

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of licensed Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of licensed Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the licensed Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of licensed Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of licensed Software).

“Redemption Rights” means the redemption rights provided for in Article IX of the GCAC Certificate of Incorporation.

“Registered Intellectual Property” means all Intellectual Property that is the subject of an issued patent or registration (or a patent application or an application for registration), including domain names.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Substance, (ii) prevent the Release of any Hazardous Substance so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Requisite Approval” means the written consent or affirmative vote of (i) the holders of a majority of the Company Preferred Stock (voting together as a single class on an “as-converted” to Company Common Stock basis), (ii) the holders of a majority of Company Common Stock, Company Class F Stock and Company Preferred Stock outstanding (voting together as a single class on an “as-converted” to Company Common Stock basis); (iii) the holders of a majority of the Company Common Stock (voting together as a single class) and (iv) the holders of a majority of the Company Class F Stock outstanding (voting together as a single class on an “as-converted” to Company Common Stock basis).

“Requisite Stockholders” means the Persons listed on Section 1.01(E) of the Company Disclosure Schedule.

“Sanctioned Person” means any Person (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive economic Sanctions (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or otherwise controlled by any of the foregoing.

“Sanctions” means those applicable, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including the U.S. Treasury Department’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, or (v) any other similar governmental authority with jurisdiction over the Company from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means, collectively, Growth Capital Sponsor LLC, a Delaware limited liability company, Nautilus Carriers LLC, a Delaware limited liability company, and HB Strategies LLC, a Delaware limited liability company.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Sponsor Shares” means the shares of the GCAC Class B Common Stock held by the Sponsor as of immediately prior to the Closing.

“Sponsor Warrants” means the private placement warrants exercisable for GCAC Class A Common Stock held by the Sponsor as of immediately prior to the Closing.

“Stock Consideration” means a number of shares of GCAC Class A Common Stock equal to the quotient of (i) the Equity Value divided by (ii) 10.

“stockholder” means a holder of stock or shares, as appropriate.

“Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation, GCAC or any other Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Supplier” means any Person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company.

“Tax” or “Taxes” means any and all taxes (including any charges, duties, levies or other similar governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, withholding, occupancy, license, lease, service use, severance, capital, production, premium, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, recording, ad valorem, excise, commercial rent, escheat, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with all and any interest, fines, penalties, assessments or additions to tax imposed with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case filed or required to be filed with a Tax authority.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by GCAC, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Virtual Data Room” means the virtual data room established by the Company or its Representatives, hosted by Firmex, with access made available to GCAC and its Representatives.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

Section 1.02      Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Term	Section
$15.00 Earnout Shares	Annex I
$15.00 Share Price Milestone	Annex I
$17.50 Earnout Shares	Annex I
$17.50 Share Price Milestone	Annex I
A&R Charter Proposal	7.01(b)
Acceleration Event	Annex I
Additional Proposal	7.01(b)
Agreement	Preamble
Antitrust Laws	7.12(a)
Audited Annual Financial Statements	4.07(a)
Blue Sky Laws	4.05(b)
Business Combination	6.03
CARES Act	4.14(q)
Cancelled Shares	3.01(c)
Certificate of Merger	2.02(a)
Certificates	3.02(a)
Change of Control	Annex
Closing	2.02(b)
Closing Date	2.02(b)
Closing Filing	7.09
Closing Press Release	7.09
Company	Preamble
Company Acquisition Proposal	7.05(a)(i)
Company Affiliate Agreement	4.19
Company Board	3.01(e)
Company Board Recommendation	7.03
Company Disclosure Schedule	IV
Company Officer’s Certificate	8.02(c)
Company Software	4.13(i)
Company Permits	4.06(a)
Company Class F Stock Conversion	3.01(a)
Company Preferred Stock Conversion	3.01(a)
Company Share Awards	4.03(a)

Term	Section
Company Software	4.13(i)
Company Stockholder Approval	7.03
Converted Option	3.01(e)
D&O Indemnified Parties	7.06(a)
Data Security Requirements	4.13(j)
DGCL	Recitals
Dissenting Shares	3.05(a)
Earnout Pro Rata Portion	1.01
Earnout Shares	Annex I
Effect	1.01
Effective Time	2.02(a)
Employment Agreements	Recitals
Environmental Permits	4.15
Equity Plan Proposals	7.01(b)
ERISA Affiliate	4.10(c)
ESPP Proposal	7.01(b)
FFCRA	4.14(q)
Further Key Customer Contract	4.25
Further Key Supplier Contract	4.25
GAAP	4.07(a)
GCAC	Preamble
GCAC 2021 Equity Incentive Plan	Recitals
GCAC A&R Bylaws	Recitals
GCAC Second A&R Charter	Recitals
GCAC Acquisition Proposal	7.05(b)(i)
GCAC Board	2.05(b)
GCAC Board Recommendation	7.02
GCAC Class A Common Stock	5.03(a)
GCAC Class B Common Stock	5.03(a)
GCAC Common Stock	5.03(a)
GCAC Disclosure Schedule	Article V
GCAC Equity Incentive Plan Proposal	7.01(b)
GCAC Preferred Stock	5.03(a)
GCAC Proposals	7.01(b)
GCAC Public Warrants	5.16
GCAC SEC Reports	5.07(a)
GCAC Stockholder Approval	5.04(b)
GCAC Warrants	5.03(a)
Governmental Authority	4.05(b)

Term	Section
Health Plan	4.10(k)
Intended Tax Treatment	Recitals
Interim Financial Statements	4.07(b)
Interim Financial Statements Date	4.07(b)
Investment Company Act	5.13
Investors	Recitals
IPO	6.03
IRS	4.10(b)
Key Customers	4.16(a)(iv)
Law	1.01
Lease	4.12(b)
Lease Documents	4.12(b)
Letter of Transmittal	3.03(a)
Lock-Up Agreements	Recitals
Material Contracts	4.16(a)
Merger	Recitals
Merger Payment Schedule	3.02(h)
Merger Sub	Preamble
Merger Sub Common Stock	5.03(b)
Nasdaq Proposal	7.01(b)
Non-Disclosure Agreement	7.04(b)
Nonparty Affiliate	10.11
Ordinary Commercial Agreement	4.14(b)
Outside Date	9.01(b)
Outstanding Company Transaction Expenses	3.04(a)
Outstanding GCAC Transaction Expenses	3.04(b)
PIPE Investment	Recitals
Plans	4.10(a)
PPACA	4.10(k)
Prospectus	6.03
Public Stockholders	6.03
Redemption	Recitals
Registration Rights Agreement	Recitals
Registration Statement	7.01(a)
Released Claims	6.03
Remedies Exceptions	4.04
Representatives	7.04(a)

Term	Section
Sarbanes-Oxley Act	5.07(a)
SEC	5.07(a)
Shelf	7.01(f)
Signing Filing	7.09
Signing Press Release	7.09
Stockholder Support Agreements	Recitals
Subscription Agreements	Recitals
Surviving Corporation	Recitals
Terminating Company Breach	9.01(f)
Terminating GCAC Breach	9.01(g)
Transaction Proposal	7.01(b)
Trust Account	5.13
Trust Agreement	5.13
Trust Fund	5.13
Trustee	5.13
Written Consent	7.03

Section 1.03      Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto except with respect to the Company Disclosure Schedule and the GCAC Disclosure Schedule and (ix) references to any Law shall include all rules and regulations promulgated thereunder and shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) Any reference in this Agreement to “made available” or similar term means a document or other item of information that was provided or made available to GCAC or Merger Sub by the Company or its Representatives or uploaded to the Virtual Data Room, in each case, at least three (3) days prior to the date of this Agreement.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Article II
AGREEMENT AND PLAN OF MERGER

Section 2.01      The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation.

Section 2.02      Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

(b) Immediately prior to such filing of the Certificate of Merger in accordance with Section 2.02(a), a closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.03      Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.04      Governing Documents.

(a) At the Effective Time, the Company Charter, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that all references in the certificate of incorporation of Merger Sub (i) to its name, date of incorporation, registered office and registered agent shall instead refer to the name, date of incorporation, registered office and registered agent, respectively, of the Company as provided in the Company Charter immediately prior to the Effective Time and (ii) naming the incorporator(s), the initial board of directors, or original subscribers for shares of Merger Sub shall be omitted), and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter supplemented or amended as provided therein and in accordance with the DGCL (subject to Section 7.06).

(b) The bylaws of the Company as in effect immediately prior to the Effective Time shall remain the bylaws of the Surviving Corporation until thereafter supplemented or amended as provided therein, in the Surviving Corporation’s certificate of incorporation and in accordance with the DGCL (subject to Section 7.06).

(c) Subject to receipt of the GCAC Stockholder Approval, GCAC shall file the GCAC Second A&R Charter with the Secretary of State of the State of Delaware on the Closing Date and prior to the Effective Time (to be effective upon its filing.

(d) GCAC shall take all necessary action such that the GCAC A&R Bylaws shall be the bylaws of GCAC as of immediately following the Effective Time and until thereafter supplemented or amended as provided therein, in the GCAC Second A&R Charter and in accordance with the DGCL.

Section 2.05      Directors and Officers.

(a) The parties will take all requisite actions such that the initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation immediately after the Effective Time shall be the individuals indicated on Section 2.05(a) of the Company Disclosure Schedule, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.

(b) The parties shall cause the Board of Directors of GCAC (the “GCAC Board”) and the officers of GCAC as of immediately following the Effective Time to be comprised of the individuals set forth on Section 2.05(b) of the Company Disclosure Schedule, each to hold office in accordance with the DGCL and the GCAC Second A&R Charter and the GCAC A&R Bylaws and until their respective successors are, in the case of the directors, duly elected or appointed and qualified and, in the case of the officers, duly appointed.

Article III
CONVERSION OF SECURITIES; EXCHANGE OF COMPANY SECURITIES

Section 3.01      Conversion of Securities.

(a) The Company shall take all actions necessary to cause (i) each share of Company Class F Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted immediately prior to the Effective Time into a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to the Company Charter in accordance with the terms of the Company Charter (the “Company Class F Stock Conversion”); and (ii) each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted immediately prior to the Effective Time into a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to the Company Charter in accordance with the terms of the Company Charter (the “Company Preferred Stock Conversion”). All of the shares of Company Class F Stock and Company Preferred Stock converted into shares of Company Common Stock shall be canceled, shall no longer be outstanding and shall cease to exist and no payment or distribution shall be made with respect thereto, and each holder of shares of Company Class F Stock or Company Preferred Stock, as applicable, shall thereafter cease to have any rights with respect to such securities.

(b) At the Effective Time (and, for the avoidance of doubt, following the Company Class F Stock Conversion and Company Preferred Stock Conversion), by virtue of the Merger and without any action on the part of GCAC, Merger Sub, the Company or the Company Stockholders, each share of Company Common Stock (including Company Common Stock resulting from the Company Class F Stock Conversion and Company Preferred Stock Conversion) that is issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares and the Cancelled Shares) shall be converted into the right to receive (i) the contingent right to receive a number of Earnout Shares (which may be zero (0)) following the Closing in accordance with Section 3.06 and Annex I and (ii) the Per Share Stock Consideration.

From and after the Effective Time, all of the shares of Company Common Stock converted into the right to receive consideration as described in this Section 3.01(b) shall no longer be outstanding and shall cease to exist, and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable consideration described in this Section 3.01(b) into which such share of Company Common Stock shall have been converted.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each Company Share held in the treasury of the Company or by any Subsidiary of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto (such Company Shares, the “Cancelled Shares”).

(d) At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each Company Option that is outstanding immediately prior to the Effective Time shall be assumed by GCAC and converted into an option to purchase shares of GCAC Class A Common Stock (each, a “Converted Option”), provided that the assumption and conversion of any such Company Options that are incentive stock options under Section 422 of the Code will be effected in a manner that is intended to be consistent with the applicable requirements of Section 424 of the Code and the applicable regulations promulgated thereunder. Each Converted Option will have and be subject to the same terms and conditions (including vesting, expiration and exercisability terms) as were applicable to such Company Option immediately before the Effective Time, except that (x) each Converted Option will be exercisable for that number of shares of GCAC Class A Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Company Common Stock subject to the Company Option immediately before the Effective Time and (2) the Per Share Stock Consideration; and (y) the per share exercise price for each share of GCAC Class A Common Stock issuable upon exercise of the Converted Option will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of Company Common Stock of such Company Option immediately before the Effective Time by (2) the Per Share Stock Consideration; provided, however, that the exercise price and the number of shares of GCAC Class A Common Stock purchasable under each Converted Option will be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder. In connection with the assumption of the Converted Options pursuant to this Section 3.01(e), the Company and GCAC shall cause GCAC to assume the Company Option Plan as of the Effective Time. Except as provided in Section 6.01(b)(ii), the remaining 1,397,094 shares of Company Common Stock available for issuance under the Company Option Plan (collectively, the “Remaining Shares”) shall not be subject to awards under the Company Option Plan following the date of this Agreement and no awards of the Remaining Shares shall be made by the Company at any time following the date hereof without the express written consent of GCAC; provided that if the Closing shall not occur prior to the date of termination of this Agreement in accordance with the terms hereof, the Remaining Shares shall again remain available for awards under the Company Option Plan. Prior to the Effective Time and subject to the prior reasonable review and approval of GCAC (which approval shall not be unreasonably withheld, delayed, or conditioned), the Board of Directors of the Company (the “Company Board”) shall adopt such resolutions as necessary to effect the transactions anticipated by this Section 3.01(e) under the Company Option Plan.

(e) Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, the Company Warrant shall be exercised in accordance with its terms and the shares issued therefrom shall be shares of Company Common Stock outstanding as of immediately prior to the Effective Time. The Company shall take all action necessary to effect the exercise of the Company Warrant contemplated by this Section 3.01(f) without any cost or other liability or obligation to the Company.

Section 3.02      Exchange of Company Securities.

(a) Exchange Procedures. Concurrently with the mailing of the Consent Solicitation Statement, GCAC shall mail or cause to be mailed to each holder of Company Common Stock, Company Class F Stock or Company Preferred Stock evidenced by certificates (the “Certificates”) entitled to receive the Per Share Stock Consideration pursuant to Section 3.01: a letter of transmittal, which shall be in a form reasonably acceptable to GCAC and the Company (the “Letter of Transmittal”), and which shall (A) contain customary representations and warranties as to title, authorization, execution and delivery, (B) contain a customary release of all claims against GCAC and the Company arising out of or related to such holder’s ownership of shares of Company Common Stock, Company Class F Stock or Company Preferred Stock, (C) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to GCAC, and (D) include instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to GCAC of all Certificates held by such holder for cancellation (to the extent such shares of Company Common Stock, Company Class F Stock or Company Preferred Stock are or were certificated), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and GCAC shall deliver the Per Share Stock Consideration in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the Per Share Stock Consideration, in accordance with Section 3.01 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Per Share Stock Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01.

(b) No Further Rights in Company Common Stock, Company Class F Stock or Company Preferred Stock. The Per Share Stock Consideration payable upon conversion of the Company Shares (including Company Shares resulting from the conversion of the Company Class F Stock and Company Preferred Stock) in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Shares.

(c) Adjustments to Per Share Consideration. The Per Share Stock Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to GCAC Class A Common Stock occurring on or after the date hereof and prior to the Effective Time.

(d) No Liability. None of GCAC or the Surviving Corporation shall be liable to any holder of Company Shares (including shares of Company Common Stock resulting from the conversion of the Company Class F Stock and Company Preferred Stock) for any such Company Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(e) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Surviving Corporation, GCAC and Merger Sub shall be entitled to deduct and withhold from amounts (including shares, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement to any holder of Company Options or Company Shares (including shares of Company Common Stock resulting from the conversion of the Company Class F Stock and Company Preferred Stock) such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the Code or any provision of state, local or non U.S. Tax Law. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority in accordance with applicable Law, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the holder of the Company Securities (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, GCAC will issue in exchange for such lost, stolen or destroyed Certificate, the Per Share Stock Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01.

(g) Fractional Shares. No certificates or scrip or shares representing fractional shares of GCAC Class A Common Stock shall be issued upon the exchange of Company Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of GCAC or a holder of shares of GCAC Class A Common Stock. Notwithstanding anything to the contrary contained herein, no fraction of a share of GCAC Class A Common Stock shall be issued by virtue of the Merger or the Transactions contemplated hereby, and each holder who would otherwise be entitled to a fraction of a share of GCAC Class A Common Stock (after aggregating all fractional shares of GCAC Class A Common Stock that otherwise would be received by such holder) shall instead have the number of shares of GCAC Class A Common Stock issued to such holder rounded in the aggregate to the nearest whole share of GCAC Class A Common Stock.

(h) Merger Payment Schedule. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to GCAC a schedule (the “Merger Payment Schedule”) that is true, complete and correct showing (i) the percentage allocation of the Stock Consideration to each of the holders of Company Securities at the Closing as well as the corresponding number (and class) of shares of GCAC Class A Common Stock to be issued to such holders of Company Common Stock in accordance with Section 3.01 and the Company Charter, and (ii) with respect to each holder of Company Securities, the Earnout Pro Rata Portion in respect of such holder’s Company Common Stock (including, for the avoidance of doubt, the holder of the Company Warrant immediately prior to the Effective Time, assuming the exercise thereof in accordance with Section 3.01(f)). The Merger Payment Schedule shall also include (A) the name of each Company Securityholder and any other holder of Equity Equivalents and (B) the number and type of Company Shares, Company Options, Company Warrant and other Equity Equivalents held by each holder thereof.

Section 3.03     Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock, Company Class F Stock or Company Preferred Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to GCAC for any reason shall be converted into the Per Share Stock Consideration, in accordance with the provisions of Section 3.01.

Section 3.04     Payment of Expenses.

(a) No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date, the Company shall provide to GCAC a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date, following the Closing, GCAC shall pay or cause to be paid, by wire transfer of immediately available funds, all such Outstanding Company Transaction Expenses. For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Company Stockholders.

(b) No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date, GCAC shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred by or on behalf of GCAC, Merger Sub or Sponsor for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of GCAC, Merger Sub or Sponsor in connection with the Transactions or otherwise in connection with GCAC’s operations (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding GCAC Transaction Expenses”). On the Closing Date, GCAC shall pay or cause to be paid, by wire transfer of immediately available funds, all such Outstanding GCAC Transaction Expenses.

(c) Except as set forth in this Section 3.04 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transactions are consummated, except that GCAC and the Company shall each pay fifty percent (50%) of all filing fees relating to all SEC and other regulatory filing fees (including those incurred in connection with the Registration Statement and the filing fees for the Notification and Report Forms filed under the HSR Act).

Section 3.05     Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock, Company Class F Stock and Company Preferred Stock outstanding immediately prior to the Effective Time and owned by a holder who is entitled to: (a) demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL or (b) dissenters’ rights pursuant to the provisions of Chapter 13 of the California General Corporate Law (the “CGCL”) by reason of Section 2115 of the CGCL (in any such case, such shares, “Dissenting Shares”) shall not be converted into the right to receive the consideration set forth in Section 3.01(b), and shall instead entitle the holder thereof only to such rights as are provided such holder by Section 262 of the DGCL or Chapter 13 of the CGCL, as applicable. If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL or dissenters’ rights under Chapter 13 of the CGCL, as applicable, then such shares shall cease to be Dissenting Shares and shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the consideration set forth in Section 3.01(b) in accordance with this Article III.

(b) Prior to the Closing, the Company shall give GCAC (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL or the CGCL. The Company shall not, except with the prior written consent of GCAC (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 3.06     Earnout Shares. In accordance with Annex I hereto, GCAC will issue within five (5) Business Days following the occurrence of the $15.00 Share Price Milestone and/or the $17.50 Share Price Milestone, as applicable, to each holder of Company Common Stock (including, for the avoidance of doubt, the holder of the shares of Company Common Stock received upon exercise of the Company Warrant immediately prior to the Effective Time in accordance with Section 3.01(f)) that had an Earnout Pro Rata Portion exceeding zero (0), the $15.00 Earnout Shares and/or the $17.50 Earnout Shares, as applicable, which Earnout Shares shall be fully paid and free and clear of all Liens other than applicable securities Law restrictions, as applicable. Notwithstanding the foregoing, the issuance of the Earnout Shares shall be subject to withholding pursuant to Section 3.02(e).

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company to GCAC and Merger Sub in connection with this Agreement (the “Company Disclosure Schedule”) (each section of which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), the Company hereby represents and warrants to GCAC and Merger Sub as follows:

Section 4.01     Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect.

(b) Section 4.01(b) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company, its place and form of organization and schedule of stockholders (or comparable equity holders). Except as disclosed in Section 4.01(b) of the Company Disclosure Schedule, each of the Subsidiaries of the Company is wholly owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens). Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries do not directly or indirectly own, and have never owned, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other Person.

Section 4.02     Certificate of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available to GCAC in the Virtual Data Room a complete and correct copy of the Company Charter and the bylaws of the Company and the equivalent organizational documents of each of the Company’s Subsidiaries. The Company Charter, the bylaws of the Company and such organizational documents are accurate and complete and are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter or bylaws of the Company, and none of the Company’s Subsidiaries is in violation of any provision of its organizational documents, and there are no circumstances known to the Company that would be reasonably expected to give rise to a violation of any of the provisions of the Company Charter, the bylaws of the Company or any of the organizational documents of any of the Company’s Subsidiaries. The Company is not in violation of any stockholders agreement, voting agreement or similar organizational document to which it or any of its Subsidiaries is a party and, to the Company’s knowledge, no other party to any such agreement is in violation thereof and there are no circumstances known to the Company that would reasonably be expected to give rise to any such violation by the Company, any of its Subsidiaries or any other party thereto.

Section 4.03     Capitalization.

(a) The authorized capital stock of the Company consists of (i) 75,000,000 shares of Company Common Stock, of which 27,515,691 shares are issued and outstanding and of which 8,402,000 are reserved for issuance upon the Company Class F Stock Conversion and 22,806,009 are reserved for issuance upon the Company Preferred Stock Conversion; (ii) 8,402,000 shares of Class F Stock, of which 8,372,143 shares are issued and outstanding; (iii) 8,000,000 shares of Series A Preferred Stock, all of which are issued and outstanding; (iv) 4,069,600 shares of Series B Preferred Stock, all of which are issued and outstanding; (v) 3,272,475 shares of Series B-1 Preferred Stock, all of which are issued and outstanding; and (vi) 7,463,934 shares of Series C Preferred Stock, of which 6,329,416 shares are issued and outstanding. The rights, preferences, privileges and restrictions of the Company Common Stock, Company Class F Stock and Company Preferred Stock are as stated in the Company Charter. No Company Shares are held in the treasury of the Company and 1,397,094 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options and other purchase rights (the “Company Share Awards”) granted pursuant to the Company Option Plan or otherwise.

(b) Other than the Company Options and the Company Warrant, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares or other equity or other voting interests in, the Company or any of its Subsidiaries. Except as set forth on Section 4.03(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, and neither the Company nor any of its Subsidiaries has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares, or other securities or ownership interests in, the Company or any of its Subsidiaries. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any of its Subsidiaries is a party, or to the Company’s knowledge, among any holder of Company Shares or any other equity interests or other securities of the Company or any of its Subsidiaries to which the Company or one or more of its Subsidiaries is not a party, with respect to the voting or transfer of the Company Shares or any of the equity interests or other securities of the Company or any of its Subsidiaries.

(c) Section 4.03(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Share Award outstanding as of the date hereof, if applicable: (i) the name of the Company Share Award recipient; (ii) whether the Company Share Award was granted pursuant to the Company Option Plan; (iii) the number and type of shares of the Company outstanding with respect to such Company Share Award; (iv) the exercise or purchase price of such Company Share Award; (v) the date on which such Company Share Award was granted; and (vi) the date on which such Company Share Award expires. The Company has made available to GCAC in the Virtual Data Room an accurate and complete copy of the Company Option Plan and all forms of award agreements evidencing all outstanding Company Share Awards. No Company Option was granted with an exercise price per share less than the fair market value of the underlying shares of Company Common Stock as of the date such Company Option was granted. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(e) (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Share Award or Company Option as a result of the proposed Transactions, and (ii) all outstanding Company Shares, all outstanding Company Share Awards and all Company Options, have been issued and granted in compliance with (A) all applicable securities Laws and other applicable Laws and (B) all preemptive rights and other requirements set forth in applicable Contracts to which the Company is a party and the organizational documents of the Company.

(f) Except for the Company Shares held by the stockholders of the Company, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(g) All outstanding Company Shares, and all outstanding comparable equity interests in respect of the Company’s Subsidiaries, have been issued and granted in compliance with (i) applicable securities Laws and other applicable Laws and (ii) any preemptive rights and other similar requirements set forth in applicable Contracts to which the Company or any such Subsidiary is a party.

Section 4.04     Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Company Class F Stock Conversion and the Company Preferred Stock Conversion, the Company Stockholder Approval, which the Written Consent shall satisfy, and, with respect to the Merger only, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement and each other Transaction Document to which the Company is a party and has executed has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by GCAC and Merger Sub and the other parties thereto, as applicable, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and by general equitable principles (the “Remedies Exceptions”). No state takeover Law or similar restrictions are applicable to the Merger or the other Transactions.

Section 4.05     No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions referenced in Section 4.05(b) and set forth on Section 4.05(b) of the Company Disclosure Schedule, including the Written Consent, being made, obtained or given, the consummation of the Merger by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any of its Subsidiaries, (ii) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any of its Subsidiaries pursuant to, any Contract to which the Company or any of its Subsidiaries is a party or by which its assets are bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body or commission, or other similar dispute-resolving panel (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws, the pre-merger notification requirements of the HSR Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.06     Permits; Compliance.

(a) Each of the Company and its Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company and its Subsidiaries to own, lease and operate their respective properties or to carry on their respective businesses as they are now being conducted (the “Company Permits”). Each Company Permit is in full force and effect in accordance with its terms and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. To the knowledge of the Company, none of such Company Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions. There are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Company Permit. Each of the Company and its Subsidiaries is in material compliance with all Company Permits applicable to the Company and its Subsidiaries.

(b) Each of the Company and its Subsidiaries is, and since December 31, 2018 has been, in compliance in all material respects with all applicable Laws. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority of any violation of any applicable Law by the Company or its Subsidiaries at any time since December 31, 2018, which violation would, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries.

(c) The Company and its Subsidiaries are not in conflict with, or in default, breach or violation of, and, to the Company’s knowledge, there is no event which, with notice or lapse of time or both, would become a default of, any Material Contract, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not, individually or in the aggregate, reasonably be expected to be material to the Company.

Section 4.07     Financial Statements; Internal Controls.

(a) The Company has made available to GCAC in the Virtual Data Room true and complete copies of the audited balance sheets of the Company as of December 31, 2019 and as of December 31, 2020, and the related statements of operations and cash flows of the Company for each of the years then ended (collectively, the “Audited Annual Financial Statements”). Each of the Audited Annual Financial Statements (including the notes thereto) (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and Subsidiaries as of and at the date thereof and for the period indicated therein, except as otherwise noted therein. Each of the PCAOB Audited Financials (as described in Section 7.01(a)) (including the notes thereto), when delivered in accordance with this Agreement (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and its Subsidiaries as of and at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) The Company has made available to GCAC in the Virtual Data Room true and complete copies of the unaudited balance sheet of the Company as of March 31, 2021 (the “Interim Financial Statements Date”), and the related unaudited statements of operations and cash flows of the Company for the three-month period then ended (collectively, the “Interim Financial Statements”), which are attached as Section 4.07(b) of the Company Disclosure Schedule. The Interim Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and its Subsidiaries as of and at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments.

(c) Except as and to the extent set forth on the Audited Annual Financial Statements or the Interim Financial Statements, or, when delivered, the PCAOB Audited Financials, the Company does not have any liability, debt or obligation of a nature (whether accrued, absolute, contingent or otherwise), required to be reflected on a consolidated balance sheet prepared in accordance with GAAP consistently applied and in accordance with past practice, except for: (i) liabilities that were incurred in the ordinary course of business since the Interim Financial Statements Date, (ii) liabilities or obligations disclosed in the Company Disclosure Schedule or (iii) such other liabilities and obligations which would not, individually or in the aggregate, reasonably expected to be material to the Company. None of the Company or any of its Subsidiaries is a party to, or has any commitment to become a party to, any contract or arrangement that would constitute an “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company on the Audited Annual Financial Statements or the Interim Financial Statements, or, when delivered, the PCAOB Audited Financials.

(d) Since the Formation Date, (i) none of the Company, any of its Subsidiaries or, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, its Subsidiaries or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f) All accounts receivable of the Company or any of its Subsidiaries reflected on the Interim Financial Statements or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP and are collectible, subject to bad debts reserved in the Interim Financial Statements. To the knowledge of the Company, such accounts receivables are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since December 31, 2020, none of the Company or any of its Subsidiaries has modified or changed in any material respect its sales practices or methods, including such practices or methods in accordance with which the Company or any of its Subsidiaries sells goods, fills orders or record sales.

(g) All accounts payable of the Company or any of its Subsidiaries reflected on the Interim Financial Statements or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since December 31, 2020, none of the Company or any of its Subsidiaries has altered in any material respects its practices for the payment of such accounts payable, including the timing of such payment.

(h) The Company and its Subsidiaries maintain systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that the Company and its Subsidiaries maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of the Company’s management and the Company Board; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. The Company has made available to GCAC a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of the Company or any of its Subsidiaries to the Company’s or any of its Subsidiaries’ respective independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Company or any of its Subsidiaries to record, process, summarize and report financial data. The Company has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of the Company or any of its Subsidiaries. Since December 31, 2020, there have been no material changes in the Company’s or any of its Subsidiaries’ respective internal control over financial reporting.

(i) Neither the Company (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s or any of its Subsidiaries’ respective management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any of its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

Section 4.08     Absence of Certain Changes or Events.

(a) Since December 31, 2020 and prior to the date of this Agreement, except as otherwise reflected in the Annual Financial Statements or the Interim Financial Statements, or as expressly contemplated by this Agreement, (i) the Company and each of its Subsidiaries has conducted its businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (ii) neither the Company nor any of its Subsidiaries has sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title or interest in or to any of their respective material assets (including Company Owned IP) other than non-exclusive licenses (or sublicenses of Company Owned IP granted in the ordinary course of business), and (iii) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

(b) Since December 31, 2020 through the date hereof, there has not been a Company Material Adverse Effect.

Section 4.09      Absence of Litigation. There is no material Action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries. None of the Company, any of its Subsidiaries or any property or asset of the Company or any Subsidiary, or any of their respective current or former directors or officers (provided, that any of the following matters involving the directors or officers of the Company or its Subsidiaries must be related to the Company’s or a Subsidiary’s business, equity securities or assets) is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority. In the past five (5) years, none of the current or former officers, senior management or directors of the Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

Section 4.10      Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer, director or consultant, or under which the Company or any Subsidiary has or could incur any liability (contingent or otherwise) (collectively, the “Plans”).

(b) With respect to each Plan, the Company has made available to GCAC in the Virtual Data Room, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust, insurance contract, or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the 2019 filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules (or, if not yet filed, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter, (v) the three (3) most recent nondiscrimination testing reports, and (vi) any material, non-routine correspondence from any Governmental Authority with respect to any Plan since the Formation Date. The Company does not have any commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Plans is or was since the Formation Date, nor does the Company or any ERISA Affiliate have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, (iv) a multiple employer welfare arrangement under ERISA, or (v) a voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code. For purposes of this Agreement, “ERISA Affiliate” means any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414(b), (c) or (m) of the Code.

(d) The Company is not, nor will be, obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any Person as a result of any Transaction, nor will any Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any Person. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company being classified as an “excess parachute payment” under Section 280G of the Code and no arrangement exists pursuant to which the Company or any Subsidiary will be required to “gross up” or otherwise compensate any Person because of the imposition of any excise tax on a payment to such Person.

(e) None of the Plans provides, nor does the Company have or reasonably expect to have any obligation to provide, medical or other welfare benefits to any current or former employee, officer, director or consultant of the Company or any Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Part 6 of Title I of ERISA and the regulations thereunder.

(f) Each Plan is and has been since the Formation Date in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. The Company and its ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Tax under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion or advisory letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination, opinion, or advisory letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company or any Subsidiary. There have been no acts or omissions by the Company or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been, in all material respects, timely made to the extent due or properly accrued on the consolidated financial statements of the Company.

(j) The Company and each ERISA Affiliate has complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise Taxes under Sections 4980D or 4980H of the Code or any other provision of the PPACA.

(l) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan. No Company Options or other equity-based awards have been issued or granted by the Company are subject to Section 409A of the Code. There is no Contract or plan to which the Company or any Subsidiary is a party or by which it is bound to compensate any employee, consultant, director, or other Person for penalty taxes paid pursuant to Section 409A of the Code.

Section 4.11      Labor and Employment Matters.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company and its Subsidiaries as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual by first and last name the following: (i) title or position (including whether full or part time); (ii) hire date and service date (if different); (iii) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; (iv) commission, bonus or other incentive based compensation; (v) whether the employee is classified as exempt or non-exempt; and (vi) location. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company and its Subsidiaries for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements) in all material respects. Except as set forth in Section 4.11(a) of the Company Disclosure Schedule, (i) each Company Employee is employed “at will” and (ii) the Company has no obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement.

(b) Section 4.11(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all individual independent contractors (including consultants) currently engaged by the Company, along with the each such contractor’s date of retention and rate of remuneration.

(c) (i) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries by any of their respective current or former employees, a Person alleging to be a current or former employee or any Governmental Authority, relating to any alleged violation of Law or regulation, breach of any express or implied contract of employment, wrongful termination of employment, or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship; (ii) neither the Company nor any of its Subsidiaries is, nor has the Company or any of its Subsidiaries been since the Formation Date, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to Persons employed by the Company or any of its Subsidiaries, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board; and (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries.

(d) The Company and each of its Subsidiaries is and has been since the Formation Date in material compliance in all respects with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Laws), immigration, employee classification, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, payment of wages and overtime wages, hours of work, employee scheduling, employee terminations and collective bargaining as required by the appropriate Governmental Authority and are not liable for any material arrears of wages, penalties or other sums for failure to comply with any of the foregoing nor is liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(e) Except as would not be material, (i) all individuals who perform or have performed services for the Company or any of its Subsidiaries have been properly classified under applicable Law (A) as employees or individual independent contractors and (B) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the FLSA and state Law), (ii) no such individual has been improperly included or excluded from any Plan, and (iii) neither the Company nor any of its Subsidiaries has notice of any pending or threatened inquiry or audit from any Governmental Authority concerning any such classifications.

Section 4.12      Real Property; Title to Assets.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 4.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, license or occupancy agreement pursuant to which the Company or any of its Subsidiaries leases, subleases, licenses or occupies any real property (each, a “Lease”), with the name of the lessor or any other party thereto, and the date of the Lease in connection therewith and each material amendment, extension, renewal or guaranty to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to GCAC in the Virtual Data Room.  Except as otherwise set forth in Section 4.12(b) of the Company Disclosure Schedule, (i) there are no leases, licenses, subleases, sublicenses, concessions or other Contracts granting to any Person other than the Company or any of its Subsidiaries the right to use or occupy any Leased Real Property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any of its Subsidiaries or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to the Company. Neither the Company nor any of its Subsidiaries, has subleased, sublicensed or otherwise granted to any Person any right to use, occupy or possess any portion of the Leased Real Property.

(c) Other than any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any of its Subsidiaries to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not, individual or in the aggregate, be material to the Company.

(d) The Company and its Subsidiaries have legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company.

(e) All of the land, buildings, structures and other improvements leased, licensed or otherwise used or occupied by the Company and its Subsidiaries in the conduct of the Business are included in the Leased Real Property.

Section 4.13      Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following that are (as applicable) owned or purported to be owned, used or held for use by the Company or any of its Subsidiaries: (1) Registered Intellectual Property constituting Company Owned IP (showing in each, as applicable, the filing date, date of issuance, and registration or application number, and registrar), (2) all material unregistered Company Owned IP and (3) all Contracts or agreements to use any material Company Licensed IP (other than Contracts for (x) commercially available, “off-the-shelf” Software and Open Source Software, and (y) commercially available Business Systems). The Company IP constitutes all Intellectual Property rights necessary for, or to the knowledge of the Company, otherwise used in, the operation of the business of the Company as currently conducted and is sufficient for the conduct of such business as currently conducted as of the date hereof. For clarity, the Company’s only representations of non-infringement are as set out in Section 4.13(d) hereof. For each patent right listed in Schedule 4.13(a), the Company and its Subsidiaries, and their respective attorneys, agents and relevant employees and other representatives have met their duty of disclosure and candor and good faith as required under 37 C.F.R. § 1.56 and complied with analogous laws and regulations where applicable outside of the United States.

(b) Other than as set forth in Section 4.13(b) of the Company Disclosure Schedule, the Company and its Subsidiaries own and possess, free and clear of all Liens (other than Permitted Liens and non-exclusive licenses), all right, title and interest in and to the Company Owned IP and have the right to use pursuant to a valid and enforceable written contract or license, all material Company Licensed IP. All material Company Owned IP is subsisting, and to the knowledge of the Company, valid and (other than pending applications) enforceable, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filing fees related thereto, in each case due prior to the date hereof, have been duly made.

(c) Each of the Company and its Subsidiaries has taken and takes commercially reasonable actions to maintain, protect and enforce all material Company Owned IP, including the secrecy, confidentiality and value of its trade secrets and other material Confidential Information. Neither the Company nor any of its Subsidiaries has disclosed any trade secrets or other Confidential Information that relates to the Products or is otherwise material to the business of the Company to any other Person other than pursuant to a written confidentiality agreement under which such other Person agrees to maintain the confidentiality and protect such Confidential Information. No funding or facilities of a Governmental Authority or a university, college, other educational institution or research center was used in the development of any Company Owned IP.

(d) Other than as set forth in Section 4.13(d) of the Company Disclosure Schedule, (i) there have been no claims filed and served or material claims threatened in writing, against the Company or any of its Subsidiaries by any Person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company Owned IP, or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other Persons (including any unsolicited written demands or written offers to license any Intellectual Property rights from any other Person); (ii) the operation of the business of the Company (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other Persons; (iii) to the Company’s knowledge, no other Person has infringed, misappropriated or violated any of the Company Owned IP; and (iv) neither the Company nor any of its Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(e) Other than as set forth in Section 4.13(e) of the Company Disclosure Schedule, all Persons who have contributed, developed or conceived any Company Owned IP have executed valid and enforceable written agreements with the Company or its Subsidiaries, as applicable, substantially in the form made available to Merger Sub or GCAC in the Virtual Data Room, pursuant to which each Person (i) conveys to the Company or such Subsidiary, as applicable, any and all right, title and interest in and to all Intellectual Property developed by such Person specifically for the Company or such Subsidiary, as applicable, and (ii) obligates such Person to keep any Confidential Information, including trade secrets, of the Company or such Subsidiary, as applicable, confidential both during and after the term of employment or engagement.

(f) Section 4.13(f) of the Company Disclosure Schedule sets forth a list of all Open Source Software that has been used in, incorporated into, integrated or bundled with any Products by the Company or any of its Subsidiaries, and for each such item of Open Source Software, the name and version number of the applicable license.

(g) Neither the Company nor any of its Subsidiaries uses or has used any Open Source Software or any modification or derivative thereof in a manner that would (i) grant or purport to grant to any other Person any rights to or immunities under any of the Company Owned IP, or (ii) subject any of the Company Owned IP to any Reciprocal License.

(h) The Company and each of its Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient in all material respects for the current needs of the business of the Company and such Subsidiary, as applicable, as currently conducted by the Company and such Subsidiary, as applicable. The Company and each of its Subsidiaries maintains commercially reasonable data backup, data breach, data storage, system redundancy, disaster recovery, business continuity and risk assessment plans, procedures and facilities. The Business Systems controlled by the Company and each of its Subsidiaries (i) are in operating condition and in a good state of maintenance and repair (ordinary wear and tear excepted) and perform the functions necessary to carry on the conduct of the business of the Company and such Subsidiary, as applicable, (ii) conform in all material respects with all representations and warranties established by the Company and such Subsidiary, as applicable, to its customers pursuant to its contractual obligations to its customers, (iii) have been maintained by the Company and such Subsidiary, as applicable, in accordance with its contractual obligations to its customers and (iv) do not contain any virus, software routine or hardware component designed to permit unauthorized access to or disable or otherwise harm any computer, systems or software, or any software routine designed to disable. To the Company’s knowledge, since the Formation Date, there has not been any material failure, breakdown, or other adverse event with respect to any of the Business Systems that are material to the conduct of the business of the Company and its Subsidiaries that has not been remedied or replaced in all material respects.

(i) The Company and each of its Subsidiaries has possession of or access to the source code for each material version of Software owned or purported to be owned by the Company or such Subsidiary, as applicable (“Company Software”), as well as documentation related thereto, sufficient to enable a software developer of reasonable skill to understand, debug, repair, revise, modify, enhance, compile, support and otherwise utilize such Software. Except as set forth on Section 4.13(i) of the Company Disclosure Schedule, to the knowledge of the Company, no Person other than the Company, its Subsidiaries and their respective contractors engaged to provide services relating to the Company Software has possession of or access to or rights in the source code of any Company Software. With respect to all material Company Software, the Company and each of its Subsidiaries is in actual possession and control of the applicable source code, object code, code writes, notes, documentation, and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of such Company Software. Neither the Company nor any of its Subsidiaries has disclosed source code for Company Software to a third party outside of the scope of a written agreement that reasonably protects the Company’s rights in such source code. Other than pursuant to agreements entered into in the ordinary course of business, no Person other than the Company and its Subsidiaries has any rights to use any Company Software.

(j) The Company and each of its Subsidiaries currently and since the Formation Date have been in material compliance with (i) all Privacy/Data Security Laws applicable to the Company and such Subsidiaries, (ii) any applicable written privacy or other policies of the Company and its Subsidiaries, respectively, published on a Company website or otherwise made publicly available by the Company and each of its Subsidiaries concerning the collection, dissemination, storage or use of Personal Information in the Company’s or Subsidiary’s possession, custody or control, (iii) industry standards to which the Company or any Subsidiary is contractually bound to adhere with respect to Personal Information in the Company’s or Subsidiary’s possession, custody or control, and (iv) all contractual commitments that the Company or any of its Subsidiaries has entered into or is otherwise bound with respect to privacy or data security (collectively, the “Data Security Requirements”). The Company and its Subsidiaries have implemented commercially reasonable data security safeguards to protect the security and integrity of the Business Systems constituting Company Owned IP and any Personal Information in the Company’s or Subsidiary’s possession, custody or control. The employees and contractors of the Company and each of its Subsidiaries receive commercially reasonable training on information security issues. To the Company’s knowledge there is no Disabling Device in any of the Business Systems constituting Company Owned IP or Product components. Since the Formation Date, neither the Company nor any of its Subsidiaries has (i) to the Company’s knowledge, experienced any data security breaches, unauthorized access or use of any of the Business Systems constituting Company Owned IP, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Information in the Company’s or Subsidiary’s possession, custody or control; or (ii) been subject to or received notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any claims or complaints regarding the collection, dissemination, storage or use of Personal Information in the Company’s possession, custody or control, or the violation of any applicable Data Security Requirements.

(k) The Company and each of its Subsidiaries (i) owns the Business Data constituting Company Owned IP free and clear of any restrictions other than those imposed by Data Security Requirements, or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the other Business Data, in whole or in part, in the manner in which the Company or such Subsidiary, as applicable, receives and uses such Business Data prior to the Closing Date subject to any restrictions under Data Security Requirements.

(l) Neither the Company nor any of its Subsidiaries is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company Owned IP.

Section 4.14      Taxes.

(a) The Company and each of its Subsidiaries: (i) has duly and timely filed all material Tax Returns it is required to have filed as of the date hereof (taking into account any extension of time within which to file) and all such filed Tax Returns are complete and accurate in all material respects and were prepared in substantial compliance with all applicable Laws; (ii) has paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that it is required to have paid as of the date hereof to avoid penalties or charges for late payment or has adequately reserved in its Annual Financial Statements; (iii) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business); (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open. The probable and estimable unpaid Taxes of the Company and its consolidated Subsidiaries as of the date of the Interim Financial Statements did not exceed the reserves for Taxes of the Company and its consolidated Subsidiaries set forth in the Interim Financial Statements.

(b) Neither the Company nor any of its Subsidiaries is a party to, is not bound by and does not have an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, and does not have any liability or obligation to any Person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes (an “Ordinary Commercial Agreement”).

(c) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; (v) prepaid amount received prior to the Closing outside the ordinary course of business; or (vi) any election made pursuant to Section 965(h) of the Code on or prior to the Closing Date.

(d) The Company and each of its Subsidiaries has withheld and paid to the appropriate Tax authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(e) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(f) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, or, except pursuant to an Ordinary Commercial Agreement, by contract or otherwise pursuant to applicable Law.

(g) Neither the Company nor any of its Subsidiaries has any request for a closing agreement, private letter ruling, or similar ruling in respect of Taxes pending between the Company, on the one hand, and any Tax authority, on the other hand.

(h) The Company has made available to GCAC in the Virtual Data Room true, correct and complete copies of the U.S. federal income Tax Return filed by the Company for its 2019 tax year.

(i) Neither the Company nor any of its Subsidiaries has, in any year for which the applicable statute of limitations remains open, distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) Neither the Company nor any of its Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing against the Company or any of its Subsidiaries any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith that has not been paid or otherwise resolved in full.

(l) There are no Tax Liens upon any assets of the Company and its Subsidiaries except for Permitted Liens.

(m) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any of its Subsidiaries has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) Neither the Company nor any of its Subsidiaries has received written notice of any claim from a Tax authority in a jurisdiction in which the Company or such Subsidiary does not file Tax Returns stating that the Company or such Subsidiary, as applicable, is or may be subject to Tax in such jurisdiction.

(o) For U.S. federal income tax purposes, the Company is, and has been since its formation, classified as a corporation. Section 4.14(o) of the Company Disclosure Schedule sets forth the U.S. federal income tax classification of each Company Subsidiary, and each of the Company Subsidiaries has at all times been treated consistent with such classification.

(p) The Company and its Subsidiaries are in compliance in all material respects with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology and conducting intercompany transactions at arm’s-length.

(q) Neither the Company nor any of its Subsidiaries has (i) applied for or received any loan under the Paycheck Protection Program under the CARES Act, (ii) deferred any Taxes under Section 2302 of the CARES Act, the Presidential Memorandum on “Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster” dated August 8, 2020, or Notice 2020-65, 2020-38 I.R.B. 567 or claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the FFCRA, or (iii) with respect to (i) or (ii), any corresponding or similar provision of state, local or non-U.S. Tax law. “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, Pub. L. 116-136 (as the same may be amended or modified). “FFCRA” means the Families First Coronavirus Response Act (as the same may be amended or modified). Neither the Company nor any Company Subsidiary has filed any amended Tax Return or other claim for a Tax refund as a result of, or in connection with, the carry back of any net operating loss or other attribute to a year prior to the taxable year including the Closing Date under Section 172 of the Code, as amended by Section 2303 of the CARES Act (or any corresponding or similar provision of state, local or non-U.S. law).

(r) The Company, after consultation with its tax advisors, is not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Merger, taken together, from qualifying for the Intended Tax Treatment.

Section 4.15     Environmental Matters.

(a) The Company and each of its Subsidiaries is in material compliance with, and since the Formation Date has not materially violated, applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all permits, licenses and other authorizations required of the Company or such Subsidiary, as applicable, under applicable Environmental Law (“Environmental Permits”), and, to the Company’s knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require material capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) None of the properties currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company and its Subsidiaries (including soils and surface and ground waters) are or have been contaminated with, any Hazardous Substances, and neither the Company nor any Subsidiaries has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Substances, in each case in a manner, quantity or concentration that has given or would reasonably be expected to give rise to any material liability or obligation under applicable Environmental Laws. To the knowledge of the Company, there is not located at any of the properties of the Company or any Subsidiary any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls. Neither the Company nor any of its Subsidiaries is, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances.

(c) The Company and each of its Subsidiaries has all required Environmental Permits, the Company and each of its Subsidiaries is and has been in compliance in all material respects with such Environmental Permits, and no Action is pending or, to the Company’s knowledge, threatened, to revoke, modify, or terminate any such Environmental Permit.

(d) Neither the Company nor any of its Subsidiaries is the subject of any pending or, or to the Company’s knowledge, threatened Action, nor has the Company nor any of its Subsidiaries received any written notice, alleging any material violation of or, or material liability under, Environmental Laws or its Environmental Permits or relating to Hazardous Substances.

(e) Neither the Company nor any Subsidiary is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Substance.

(f) The Company has provided or made available to GCAC in the Virtual Data Room all material environmental site assessments, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of the Company and its Subsidiaries.

Section 4.16      Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule lists the following types of Contracts and agreements to which the Company or any of its Subsidiaries is a party, excluding for this purpose, any purchase orders submitted by customers and the Plans listed on Section 4.10(a) of the Company Disclosure Schedule (such contracts and agreements as are required to be set forth in Section 4.16(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) all Contracts and agreements with consideration payable to or by the Company or any of its Subsidiaries, exclusive of postage or interchange, of more than $100,000, in the aggregate, over any 12-month period;

(ii) all Contracts and agreements with suppliers to the Company or any of its Subsidiaries, including those relating to the design, development, manufacture or sale of Products of the Company or any of its Subsidiaries, for expenditures paid or payable by the Company or any of its Subsidiaries of more than $50,000, in the aggregate, over any 12-month period;

(iii) all Contracts with any of the top five (5) customers of the Company and its Subsidiaries, taken as a whole, based on revenue for the fiscal year ended December 31, 2020 or top five (5) suppliers of the Company and its Subsidiaries, taken as a whole, based on amounts paid by the Company and its Subsidiaries, for the fiscal year ended December 31, 2020;

(iv) all material Contracts granting rights to manufacture, produce, assemble, license, market or sell any Products of the Company or any of its Subsidiaries;

(v) all material Contracts with any original equipment manufacturer or “Tier 1” original equipment manufacturer or supplier;

(vi) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts and agreements to which the Company or any of its Subsidiaries is a party that are material to the business of the Company;

(vii) all management Contracts (excluding Contracts for employment) to the extent material to the business of the Company;

(viii) all Contracts with any directors, officers or employees of the Company or any Subsidiary (other than the Plans listed on Section 4.10(a) of the Company Disclosure Schedule or at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice);

(ix) all Contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any Product of the Company or any of its Subsidiaries to which the Company or such Subsidiary, as applicable, is a party;

(x) all Contracts and agreements evidencing Indebtedness in an amount greater than $100,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any of its Subsidiaries granted to any Person a security interest in or Lien on any of the property or assets of the Company or any of its Subsidiaries, and all agreements or instruments guaranteeing the debts or other obligations of any Person;

(xi) all Contracts establishing any joint venture, partnership, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries;

(xii) any Contract with outstanding obligations for the sale or purchase of personal property (excluding Intellectual Property), fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $250,000 or, together with all related Contracts, in excess of $500,000 in the calendar year ended December 31, 2020 or any subsequent calendar year;

(xiii) all Contracts and agreements with any Governmental Authority to which the Company or any of its Subsidiaries is a party, other than any Company Permits;

(xiv) all Contracts and agreements that limit, or purport to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, excluding Contracts as to which any such limit or limits are solely in respect of confidentiality obligations or use restrictions on confidential information exchanged thereunder;

(xv) all Contracts or arrangements that result in any Person holding a power of attorney from the Company that materially relates to the Company, or materially impacts its business;

(xvi) all Leases, and all leases or master leases of personal property, reasonably likely to result in annual payments of $100,000 or more in a 12-month period;

(xvii) all Contracts required to be listed in Section 4.13(a) of the Company Disclosure Schedule;

(xviii) all Contracts which involve the license or grant of rights to Company Owned IP by the Company or any of its Subsidiaries that are material to the business of the Company, other than non-exclusive licenses (or sublicenses) granted in the ordinary course of business;

(xix) all Contracts or agreements under which the Company or any of its Subsidiaries has agreed to purchase goods or services from a vendor, supplier or other Person on a preferred supplier or “most favored supplier” basis;

(xx) all Contracts or agreements for the development of Company Owned IP for the benefit of the Company or any of its Subsidiaries that are material to the Company, other than employment and consulting agreements entered into on the form of such agreement made available in the Virtual Data Room, without material modification;

(xxi) all Contracts or agreements under which any broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions, or which has a fee tail still in effect, based upon arrangements made by or on behalf of the Company or any of its Subsidiaries;

(xxii) any Company Affiliate Agreement that will not be terminated at or prior to the Closing;

(xxiii) any Contract that contains an existing obligation (contingent or otherwise) to pay any amounts in respect of indemnification obligations, purchase price adjustment, earn-outs, backend payment, deferred payments or similar obligation;

(xxiv) any Contract that grants to any Person any option, right of first offer or right of first refusal or similar right to purchase, lease, sublease, license, use, possess or occupy any securities, assets or other interest of the Company or any of its Subsidiaries;

(xxv) any principal transaction Contract entered into in connection with a completed acquisition or disposition by the Company or any of its Subsidiaries since December 31, 2018 involving consideration in excess of $250,000 of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner); and

(xxvi) any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.16 that resulted in revenue or required expenditures in excess of $1,000,000 in the calendar year ended December 31, 2020.

(b) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole (i) each Material Contract is a legal, valid and binding obligation of the Company or any of its Subsidiaries, as applicable, and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any of its Subsidiaries is in breach or violation of, or default, or would be in breach or violation of, or default, with the giving of notice or lapse of time or both, under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default, or would be in breach or violation of, or default, with the giving of notice or lapse of time or both, under, any Material Contract; and (iii) neither the Company nor any of its Subsidiaries has received any written, or to the knowledge of the Company, oral claim of any default under any such Material Contract. The Company has furnished or made available to GCAC in the Virtual Data Room true and complete copies, in all respects, of all Material Contracts, including amendments thereto that are material in nature.

Section 4.17      Insurance.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy (including binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance) under which the Company or any of its Subsidiaries is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged. A true, correct and complete copy of each such insurance policy as in effect as of the date hereof has previously been made available to GCAC in the Virtual Data Room.

(b) With respect to each such material insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any of its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), the Company and its Subsidiaries have not received any written notice of cancellation or termination, and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation. Except as disclosed on Section 4.17 of the Company Disclosure Schedule, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.

Section 4.18      Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger, the Company Class F Stock Conversion and the Company Preferred Stock Conversion) be submitted for consideration by the Company’s stockholders. The Requisite Approval is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and the other Transaction Documents to which the Company is a party and approve the Transactions. The Written Consent, if executed and delivered by the Company Stockholders that have executed Stockholder Support Agreements, would satisfy the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions. Each Person listed on Section 1.01(E) of the Company Disclosure Schedule, and each other Person (if any) that executes and delivers a Stockholder Support Agreement prior to the effectiveness of the Written Consent, is an executive officer, director, affiliate, founder or family member of a founder or holder of at least five percent (5%) of the voting equity securities of the Company, in each case, within the meaning of the SEC’s Compliance and Disclosure Interpretation 239.13.

Section 4.19      Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no stockholder, director, employee, officer or other affiliate of the Company or any of its Subsidiaries or any of their respective Affiliates or immediate family members (each of the foregoing, a “Related Person”), to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or Products that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any of its Subsidiaries, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; (d) beneficial ownership interest (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or (e) any contractual or other arrangement with the Company or any of its Subsidiaries, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.19 (each of the foregoing, a “Company Affiliate Agreement”). Neither the Company nor any of its Subsidiaries has, since the Formation Date, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any Related Person (or equivalent thereof) of the Company or such Subsidiary, as applicable, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 4.20      Exchange Act. Neither the Company nor any of Subsidiaries is currently (nor has either previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 4.21      Brokers. Except as disclosed on Section 4.21 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.22      Certain Business Practices.

(a) Since the Formation Date, none of the Company, its Subsidiaries, any of their respective directors, officers, or employees or, to the Company’s knowledge, agents, while acting on behalf of the Company or such Subsidiary, as applicable, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any applicable Anti-Corruption Law.

(b) Since the Formation Date, none of the Company, its Subsidiaries, any of their respective directors, officers, or employees or, to the Company’s knowledge, agents (i) is or has been a Sanctioned Person; or (ii) has transacted business with or for the benefit of any Sanctioned Person, unless authorized, or has otherwise violated applicable Sanctions, while acting on behalf of the Company or such Subsidiary, as applicable. Since the Formation Date, the Company, each of its Subsidiaries and their respective directors, officers, and employees, and, to the Company’s knowledge, agents, while acting on behalf of the Company or such Subsidiary, as applicable, have been in compliance in all material respects with applicable Ex-Im Laws.

(c) Since the Formation Date, there have not been any material internal investigations, external investigations to which the Company or any of its Subsidiaries has knowledge of, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any of its Subsidiaries or any of their respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

Section 4.23      Registration Statement. The Company represents that the information supplied by the Company for inclusion in the Registration Statement or any current report of GCAC on Form 8-K shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of GCAC, (iii) the time of the GCAC Stockholders’ Meeting, (iv) the Effective Time and (v) in the case of any current report of GCAC on Form 8-K, when such current report is filed, made available, mailed or distributed; provided, however, notwithstanding the foregoing provisions of this Section 4.23, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company for use therein.

Section 4.24      PPP Loan. With respect to the PPP Loan: (i) the Company was eligible pursuant to the Laws relating to the Paycheck Protection Program to apply for and receive the PPP Loan; (ii) the certifications made by the Company in the Borrower Application Forms (Small Business Administration Form 2483) submitted to J.P. Morgan Chase Bank, N.A. were made in good faith and were true and correct in all material respects as and when made; (iii) the Company is in compliance in all material respects with all of the terms and conditions of the PPP Loan and all other requirements of the Laws relating to Paycheck Protection Program; and (v) no directors, officers, managers or employees of the Company or any of its Subsidiaries have been debarred or otherwise prohibited from participating in the Paycheck Protection Program or any U.S. federal government contracting activities.

Section 4.25      Key Customers and Suppliers. Section 4.25 of the Company Disclosure Schedule lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2020 and (b) the period from January 1, 2021 through June 30, 2021, the Key Customers (as defined in the Company Disclosure Schedule) and the ten largest suppliers of goods or services to the Company and its Subsidiaries (the “Key Suppliers”), along with the amounts of such dollar volumes. Neither the Company nor any of its Subsidiaries has received any written notice or, to the knowledge of the Company, oral notice from any Key Customer or Key Supplier that such Key Customer or Key Supplier, as applicable, shall not continue as a customer or supplier (directly or indirectly) of the Company or one or more of its Subsidiaries or that such Key Customer or Key Supplier intends to terminate or modify in a material and adverse manner to the Company its direct or indirect relationship with the Company or any of its Subsidiaries in any material respect. To the extent that any Contract with a Key Customer in effect on the date hereof contemplates or requires that the Company or one or more of its Subsidiaries enter into one or more further Contracts with such Key Customer (or another of its Affiliates) (a “Further Key Customer Contract”), (a) each of the Key Customer (and its applicable Affiliates), on the one hand, and the Company or its applicable Subsidiary, on the other hand, is continuing to negotiate in good faith such Further Key Customer Contract and (b) neither the Key Customer (or any of its applicable Affiliates) nor the Company (or its applicable Subsidiary) has provided written notice or, to the knowledge of the Company, oral notice that the other party is not negotiating in good faith such Further Key Customer Contract. To the extent that any Contract with a Key Supplier in effect on the date hereof contemplates or requires that the Company or one or more of its Subsidiaries enter into one or more further Contracts with such Key Supplier (or another of its Affiliates) (a “Further Key Supplier Contract”), (1) each of the Key Supplier (and its applicable Affiliates), on the one hand, and the Company or its applicable Subsidiary, on the other hand, is continuing to negotiate in good faith such Further Key Supplier Contract and (2) neither the Key Supplier (or any of its applicable Affiliates) nor the Company (or its applicable Subsidiary) has provided written notice or, to the knowledge of the Company, oral notice that the other party is not negotiating in good faith such Further Key Supplier Contract. There is no pending or, to the knowledge of the Company, threatened Action by (x) the Company or any of its Subsidiaries against any Key Customer or Key Supplier or any of its respective Affiliates or (y) a Key Customer or Key Supplier any of its respective Affiliates against the Company or any of its Subsidiaries.

Section 4.26      Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.27      Books and Records. All of the financial books and records of the Company and its Subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

Section 4.28      Exclusivity of Representations and Warranties; Company’s Investigation and Reliance. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule) or any other Ancillary Agreement, the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its Subsidiaries, their respective Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to GCAC, its Affiliates or any of their respective Representatives by, or on behalf of, the Company or any of its Subsidiaries, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or any other Ancillary Agreement or in the Company Officer’s Certificate, neither the Company nor any other Person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to GCAC, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation, in any other information made available to GCAC, its Affiliates or any of their respective Representatives or any other Person or in the Registration Statement, and any such representations or warranties are expressly disclaimed. The Company and its Representatives have been provided with adequate access to the Representatives, properties, offices and other facilities, books and records of GCAC and other information that they have requested in connection with their investigation of GCAC and the Transactions. The Company is not relying on any statement, representation or warranty, oral or written, express or implied, made by GCAC, Merger Sub or any of their respective Representatives, except as expressly set forth in this Agreement (as modified by the GCAC Disclosure Schedule) or the other Transaction Documents. None of GCAC, Merger Sub nor any of its respective shareholders, Affiliates or Representatives shall have any liability to the Company or any of their respective stockholders, Affiliates or Representatives resulting from the use of any information, documents or materials provided to the Company in any form in expectation of the Transactions.

Section 4.29      Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to GCAC’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of GCAC or its Affiliates.

Article V
REPRESENTATIONS AND WARRANTIES OF GCAC AND MERGER SUB

Except as set forth in GCAC’s disclosure schedule delivered by GCAC to the Company in connection with this Agreement (the “GCAC Disclosure Schedule”) (each section of which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced) or in GCAC SEC Reports (excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), GCAC hereby represents and warrants to the Company as follows:

Section 5.01      Corporate Organization.

(a) Each of GCAC and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not result in a GCAC Material Adverse Effect.

(b) Merger Sub is the only subsidiary of GCAC. Except for Merger Sub, GCAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, business association or other Person.

Section 5.02      Governing Documents. Each of GCAC and Merger Sub has heretofore furnished to the Company complete and correct copies of the GCAC Organizational Documents and Merger Sub Organizational Documents. The GCAC Organizational Documents and Merger Sub Organizational Documents are in full force and effect. Neither GCAC nor Merger Sub is in violation of any of the provisions of the GCAC Organizational Documents or the Merger Sub Organizational Documents.

Section 5.03      Capitalization.

(a) The authorized capital stock of GCAC consists of (i) 110,000,000 shares of GCAC Common Stock, consisting of (A) 100,000,000 shares of Class A Common Stock (“GCAC Class A Common Stock”) and (B) 10,000,000 shares of Class B Common Stock (“GCAC Class B Common Stock” and, together with the GCAC Class A Common Stock, “GCAC Common Stock”) and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“GCAC Preferred Stock”); provided that, upon the effectiveness of the GCAC Second A&R Charter, the authorized capital stock of GCAC shall be increased as set forth therein. The issued and outstanding capital stock of GCAC as of the date of this Agreement is as set forth on Section 5.03(a) of the GCAC Disclosure Schedule. All outstanding shares of GCAC Class A Common Stock and GCAC Class B Common Stock are validly issued, fully paid and non-assessable and not subject to any preemptive rights, and no shares of GCAC Common Stock are held in the treasury of GCAC. The shares of GCAC Class A Common Stock issuable in respect of GCAC’s private placement warrants (as described in the Prospectus) and GCAC Public Warrants (collectively, the “GCAC Warrants”) are as set forth on Section 5.03(a) of the GCAC Disclosure Schedule. As of the date of this Agreement, there are no shares of GCAC Preferred Stock issued and outstanding. Each GCAC Warrant is exercisable for one share of GCAC Class A Common Stock at an exercise price of $11.50.

(b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share (the “Merger Sub Common Stock”), 1,000 of which are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by GCAC free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c) All outstanding shares of GCAC Common Stock and GCAC Warrants have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the GCAC Organizational Documents.

(d) Assuming the effectiveness of the filing of the GCAC Second A&R Charter, the Per Share Stock Consideration being delivered by GCAC hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the GCAC Organizational Documents and any other Ancillary Agreement. The Per Share Stock Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other Person’s rights therein or with respect thereto.

(e) Except for securities issued or to be issued pursuant to the Subscription Agreements, securities issued by GCAC as permitted by this Agreement and the Sponsor Warrants, GCAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of GCAC or obligating GCAC to issue or sell any shares of capital stock of, or other equity interests in, GCAC. All shares of GCAC Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither GCAC nor any subsidiary of GCAC is a party to, or otherwise bound by, and neither GCAC nor any subsidiary of GCAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Transaction Documents, GCAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of GCAC Common Stock or any of the equity interests or other securities of GCAC or any of its subsidiaries. Except with respect to the Redemption Rights and the GCAC Warrants, there are no outstanding contractual obligations of GCAC to repurchase, redeem or otherwise acquire any shares of GCAC Common Stock. There are no outstanding contractual obligations of GCAC to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 5.04      Authority Relative to This Agreement; Vote Required.

(a) Each of GCAC and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and, upon receipt of the GCAC Stockholder Approval and the sole stockholder approval of Merger Sub and the effectiveness of the filing of the GCAC Second A&R Charter, to perform its respective obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of GCAC and Merger Sub and the consummation by each of GCAC and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and, except for the GCAC Stockholder Approval and the sole stockholder approval of Merger Sub and the effectiveness of the filing of the GCAC Second A&R Charter, no other corporate proceedings on the part of GCAC or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the effectiveness of the filing of the GCAC Second A&R Charter and the appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by GCAC and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of GCAC or Merger Sub, enforceable against GCAC or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

(b) The affirmative vote of (i) holders of a majority of the outstanding shares of GCAC Class A Common Stock and GCAC Class B Common Stock, voting together as a single class, shall be required to approve the Transaction Proposal, (ii) a majority of the votes cast by the holders of shares of GCAC Class A Common Stock and GCAC Class B Common Stock, voting together as a single class, present in person or represented by proxy at the GCAC Stockholders’ Meeting shall be required to approve the Nasdaq Proposal, (iii) holders of a majority of the outstanding shares of GCAC Class A Common Stock and GCAC Class B Common Stock, voting together as a single class, shall be required to approve the A&R Charter Proposal, (iv) (A) holders of a majority of the outstanding shares of GCAC Class A Common Stock and GCAC Class B Common Stock, voting together as a single class, and (B) holders of a majority of the outstanding shares of Class B Common Stock, voting separately as a single class, shall be required to approve the Charter Amendment Proposal, and (v) a majority of the votes cast by the holders of shares of GCAC Class A Common Stock and GCAC Class B Common Stock, voting together as a single class, present in person or represented by proxy at the GCAC Stockholders’ Meeting shall be required to approve the Equity Plan Proposals, in each case, assuming a quorum is present to approve. The GCAC Proposals are the only votes of any of GCAC’s capital stock necessary in connection with the entry into this Agreement by GCAC, and the consummation of the transactions contemplated hereby, including the Closing (the approval by GCAC Stockholders of all of the foregoing, collectively, the “GCAC Stockholder Approval”).

Section 5.05      No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of GCAC and Merger Sub do not, and (in the case of GCAC), upon the receipt of the GCAC Stockholder Approval and the sole stockholder approval of Merger Sub and the effectiveness of the filing of the GCAC Second A&R Charter, the performance of this Agreement by each of GCAC and Merger Sub will not, (i) conflict with or violate the GCAC Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of GCAC or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of GCAC or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of GCAC or Merger Sub is a party or by which each of GCAC or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a GCAC Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of GCAC and Merger Sub do not, and the performance of this Agreement by each of GCAC and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover Laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate charter amendment and merger documents as required by the DGCL, (ii) the filing and effectiveness of appropriate merger documents as required by the DGCL, (iii) the effectiveness of the filing of the GCAC Second A&R Charter and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent GCAC or Merger Sub from performing its material obligations under this Agreement.

Section 5.06      Compliance. Neither GCAC nor Merger Sub is or has been since its formation in conflict with, or in default, breach or violation of, (a) any Law applicable to GCAC or Merger Sub or by which any property or asset of GCAC or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which GCAC or Merger Sub is a party or by which GCAC or Merger Sub or any property or asset of GCAC or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a GCAC Material Adverse Effect. Each of GCAC and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for GCAC or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 5.07      SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) Except as set forth on Section 5.07(a) of the GCAC Disclosure Schedule, GCAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since February 2, 2021, together with any amendments, restatements or supplements thereto (collectively, the “GCAC SEC Reports”). GCAC has heretofore furnished to the Company true and correct copies of any material amendments and modifications that have not been filed by GCAC with the SEC to all agreements, documents and other instruments that previously had been filed by GCAC with the SEC and are currently in effect. As of their respective dates, the GCAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of GCAC has filed with the SEC on a timely basis all documents required with respect to GCAC by Section 16(a) of the Exchange Act.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the GCAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of GCAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). GCAC has no off-balance sheet arrangements that are not disclosed in the GCAC SEC Reports. No financial statements other than those of GCAC are required by GAAP to be included in the consolidated financial statements of GCAC.

(c) Except as and to the extent set forth in the GCAC SEC Reports, neither GCAC nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) liabilities that were incurred in the ordinary course of GCAC’s or Merger Sub’s business, (ii) liabilities or obligations disclosed in the GCAC Disclosure Schedule or (iii) such other liabilities and obligations which would not, individually or in the aggregate, reasonably be expected to be material to GCAC.

(d) GCAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.

(e) GCAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to GCAC and other material information required to be disclosed by GCAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to GCAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting GCAC’s principal executive officer and principal financial officer to material information required to be included in GCAC’s periodic reports required under the Exchange Act.

(f) GCAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that GCAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. GCAC has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of GCAC to GCAC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of GCAC to record, process, summarize and report financial data. GCAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of GCAC. Since February 2, 2021, there have been no material changes in GCAC internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by GCAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of GCAC and GCAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither GCAC (including any employee thereof) nor GCAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by GCAC, (ii) any fraud, whether or not material, that involves GCAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by GCAC or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the GCAC SEC Reports. To the knowledge of GCAC, none of the GCAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(j) Neither GCAC nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.08     Absence of Certain Changes or Events. (a) Since February 2, 2021, except as expressly contemplated by this Agreement, GCAC has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority and (b) since December 31, 2020 through the date of this Agreement there has not been any GCAC Material Adverse Effect.

Section 5.09     Absence of Litigation. There is no Action pending or, to the knowledge of GCAC, threatened against GCAC, or any property or asset of GCAC, before any Governmental Authority. Neither GCAC nor any material property or asset of GCAC, nor any of its current or former directors or officers (provided, that any of the following matters involving the directors or officers of GCAC must be related to the Company’s or a Subsidiary’s business, equity securities or assets) is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of GCAC, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority. In the past five (5) years, none of the current or former officers, senior management or directors of GCAC have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

Section 5.10     Board Approval.

(a) The GCAC Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of GCAC and its stockholders, (ii) determined that the fair market value of the Company is equal to at least 80% of the net assets held in the Trust Account (net of amounts withdrawn to fund regulatory compliance costs and to pay Taxes and excluding the amount of any deferred underwriting discount), (iii) approved the transactions contemplated by this Agreement as a Business Combination, (iv) approved this Agreement and the Transactions and declared their advisability, and (v) resolved to recommend that the stockholders of GCAC approve each of the matters requiring GCAC Stockholder Approval, including each of the GCAC Proposals, and directed that this Agreement and the Merger as well as the other GCAC Proposals, be submitted for consideration by the stockholders of GCAC at the GCAC Stockholders’ Meeting.

(b) The board of directors of Merger Sub has approved and declared advisable, this Agreement and the Transactions, and GCAC, in its capacity as the sole stockholder of Merger Sub shall approve and adopt this Agreement by written consent following its execution.

Section 5.11     No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of effecting the Merger and have not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement or the Transaction Documents.

Section 5.12     Brokers. Except as set forth on Section 5.12 of the GCAC Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of GCAC or Merger Sub.

Section 5.13     GCAC Trust Fund. As of the date of this Agreement, GCAC has no less than one hundred seventy-two million five hundred thousand dollars ($172,500,000) in the trust fund established by GCAC for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 (the “Investment Company Act”), having a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company, a New York Corporation (the “Trustee”) pursuant to the Investment Management Trust Agreement, made effective as of January 21, 2021, between GCAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is a valid and binding obligation of GCAC and is in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. GCAC has complied in all material respects with the terms of the Trust Agreement and is not in material breach thereof or material default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a material breach or material default by GCAC or the Trustee. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied): (i) between GCAC and the Trustee that would cause the description of the Trust Agreement in the GCAC SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of GCAC, that would entitle any Person (other than stockholders of GCAC who shall have elected to redeem their shares of GCAC Class A Common Stock pursuant to the Redemption) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as set forth in GCAC’s organizational documents and the Prospectus. As of the date hereof, there are no Actions pending or, to the knowledge of GCAC, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, GCAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to GCAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of GCAC due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of GCAC who shall have exercised their Redemption Rights and (b) to the Trustee for fees and costs incurred in accordance with the Trust Agreement.

Section 5.14     Employees. Other than any officers as described in the GCAC SEC Reports and consultants and advisors in the ordinary course of business or in connection with GCAC’s or Sponsor’s identification, evaluation, negotiation or consummation of a Business Combination, GCAC and Merger Sub have never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by GCAC’s officers and directors in connection with activities on GCAC’s behalf in an aggregate amount not in excess of the amount of cash held by GCAC outside of the Trust Account, GCAC has no unsatisfied material liability with respect to any officer or director. GCAC and Merger Sub have never and do not currently maintain, sponsor, or contribute to or have any direct or material liability under any Employee Benefit Plan.

Section 5.15     Taxes.

(a) GCAC and Merger Sub (i) have duly and timely filed all material Tax Returns they are required to have filed as of the date hereof (taking into account any extension of time within which to file) and all such filed Tax Returns are complete and accurate in all material respects and were prepared in substantial compliance with all applicable Laws; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are required to have paid as of the date hereof to avoid penalties or charges for late payment; (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business); (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of GCAC, for any Taxes of GCAC as of the date of such financial statements that have not been paid.

(b) Neither GCAC nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement or has a liability or obligation to any Person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case other than an Ordinary Commercial Agreement.

(c) Neither GCAC nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; (v) prepaid amount received prior to the Closing outside the ordinary course of business; or (vi) any election made pursuant to Section 965(h) of the Code on or prior to the Closing Date.

(d) Each of GCAC and Merger Sub has withheld and paid to the appropriate Tax authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(e) Neither GCAC nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(f) Neither GCAC nor Merger Sub has any liability for the Taxes of any Person (other than GCAC and Merger Sub) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, or, except pursuant to an Ordinary Commercial Agreement, by contract or otherwise pursuant to applicable Law.

(g) Neither GCAC nor Merger Sub has any request for a closing agreement, private letter ruling, or similar ruling in respect of Taxes pending between GCAC or Merger Sub, on the one hand, and any Tax authority, on the other hand.

(h) Neither GCAC nor Merger Sub has in any year for which the applicable statute of limitations remains open distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) Neither GCAC nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing against GCAC or Merger Sub any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith that has not been paid or otherwise resolved in full.

(k) There are no Tax Liens upon any assets of GCAC or Merger Sub except for Permitted Liens.

(l) Neither GCAC nor Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither GCAC nor Merger Sub has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(m) Neither GCAC nor Merger Sub has received written notice of any claim from a Tax authority in a jurisdiction in which GCAC or Merger Sub does not file Tax Returns stating that GCAC or Merger Sub is or may be subject to Tax in such jurisdiction.

(n) For U.S. federal income tax purposes, each of GCAC and Merger Sub is, and has been since its formation, classified as a corporation.

(o) Neither GCAC nor Merger Sub has (i) applied for or received any loan under the Paycheck Protection Program under the CARES Act, (ii) deferred any Taxes under Section 2302 of the CARES Act, the Presidential Memorandum on “Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster” dated August 8, 2020, or Notice 2020-65, 2020-38 I.R.B. 567 or claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the FFCRA, or (iii) with respect to (i) or (ii), any corresponding or similar provision of state, local or non-U.S. Tax law.

(p) GCAC and Merger Sub, after consultation with their tax advisors, are not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Merger, taken together, from qualifying for the Intended Tax Treatment.

Section 5.16     Registration and Listing. The issued and outstanding GCAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “GCACU.” The issued and outstanding shares of GCAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “GCAC.” The issued and outstanding GCAC Warrants that were included as part of the GCAC Units (the “GCAC Public Warrants”) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “GCACW.” As of the date of this Agreement, there is no Action pending or, to the knowledge of GCAC, threatened in writing against GCAC by the Nasdaq or the SEC with respect to any intention by such entity to deregister the GCAC Units, the shares of GCAC Class A Common Stock, or GCAC Warrants or terminate the listing of GCAC on the Nasdaq Capital Market. None of GCAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the GCAC Units, the shares of GCAC Class A Common Stock, or the GCAC Warrants under the Exchange Act.

Section 5.17     Registration Statement. GCAC represents that the information supplied by GCAC for inclusion in the Registration Statement shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of GCAC, (iii) the time of the GCAC Stockholders’ Meeting, and (iv) the Effective Time; provided, however, that GCAC makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to GCAC by or on behalf of the Company specifically for inclusion in the Registration Statement.

Section 5.18     Subscription Agreements. GCAC has delivered to the Company a true, correct and complete copy of each Subscription Agreement to be executed contemporaneously with this Agreement, pursuant to which certain Investors have committed, subject to the terms and conditions therein, to purchase an aggregate of 5,850,000 shares of GCAC Class A Common Stock. To the knowledge of GCAC, immediately following its execution and delivery by the parties thereto, each Subscription Agreement will be in full force and effect and a legal, valid and binding upon GCAC and the applicable Investor, enforceable in accordance with its terms, subject to the Remedies Exceptions. As of the date hereof, there are no side letters or Contracts to which GCAC or Merger Sub is a party related to the provision or funding, as applicable, of the purchases contemplated by each Subscription Agreement or the transactions contemplated hereby other than as expressly set forth in this Agreement, each Subscription Agreement or any other agreement entered into (or to be entered into) in connection with the Transactions delivered to the Company. GCAC has fully paid any and all commitment fees or other fees required in connection with each Subscription Agreement that are payable on or prior to the date hereof and will pay any and all such fees when and as the same become due and payable after the date hereof pursuant to each Subscription Agreement. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in each Subscription Agreement, other than as expressly set forth in each Subscription Agreement. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of GCAC or, to the knowledge of GCAC as of the date hereof, any Investor, (ii) constitute a failure to satisfy a condition on the part of GCAC or, to the knowledge of GCAC as of the date hereof, the applicable Investor or (iii) to the knowledge of GCAC as of the date hereof, result in any portion of the amounts to be paid by each Investor in accordance with each Subscription Agreement being unavailable on the Closing Date.

Section 5.19     Affiliate Agreements. Except for, (x) in the case of any employee, officer or director, any employment Contract or (y) Contract with respect to the issuance of equity in GCAC, to the knowledge of GCAC, none of GCAC or any of its Subsidiaries is a party to any material transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of any of GCAC or its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the GCAC or its Subsidiaries as of the date hereof or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing that is required to be disclosed pursuant to Item 404 of Regulation S-K that has not been disclosed.

Section 5.20     GCAC’s and Merger Sub’s Investigation and Reliance. Each of GCAC and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Transactions, which investigation, review and analysis were conducted by GCAC and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. GCAC and its Representatives have been provided with reasonable access to the Representatives, properties, offices and other facilities, books and records of the Company and its Subsidiaries and other information that they have requested in connection with their investigation of the Company, its Subsidiaries and the Transactions. Neither GCAC nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of their respective Representatives, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or the other Transaction Documents. Neither the Company nor any of its respective shareholders, Affiliates or Representatives shall have any liability to GCAC or Merger Sub or any of their respective stockholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to GCAC and Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions except as set forth in this Agreement and the other Transaction Documents. Neither the Company nor any of its stockholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and the other Transaction Documents. GCAC and Merger Sub each acknowledge and agreement to the representations and warranties set forth in Section 4.28 hereof.

Article VI
CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01     Conduct of Business by the Company Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement in accordance with the terms hereof, except as (1) expressly required by any other provision of this Agreement or any other Ancillary Agreement, (2) expressly set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law, unless GCAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall conduct its business in the ordinary course of business and in a manner consistent with past practice; and

(ii) the Company shall use its reasonable best efforts to (A) preserve substantially intact the business organization of the Company, to keep available the services of the current officers, key employees and consultants of the Company and to preserve the current relationships of the Company with customers, suppliers and other Persons with which the Company has significant business relations and (B) maintain all insurance policies of the Company or substitutes therefor.

(b) By way of amplification and not limitation, except as (1) expressly required by any other provision of this Agreement or any Ancillary Agreement, (2) as expressly set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of GCAC (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its certificate of incorporation, bylaws or other organizational documents;

(ii) issue, sell, transfer, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock (or comparable equity interest) of the Company or any of its Subsidiaries, or any options, warrants, restricted share units, convertible securities or other rights of any kind to acquire any shares of such capital stock or that derive their value therefrom, or any other ownership interest (including any phantom interest), of the Company or any of its Subsidiaries, or engage in any hedging transaction with a third person with respect to any such securities; provided that the exercise or settlement of any Company Options in the ordinary course of business shall not require the consent of GCAC; or (B) any material assets of the Company and its Subsidiaries taken as a whole; and provided, further, that between the date of this Agreement and the Effective Time, the Company may without the prior written consent of GCAC grant options to purchase up to an aggregate of 700,000 of the Remaining Shares to new employees or new consultants of the Company pursuant to the Company Option Plan, it being hereby acknowledged and agreed by the Company and GCAC that if any such options are granted by the Company during such period, the maximum number of shares of GCAC Class A Common Stock that may be issued pursuant to the GCAC 2021 Equity Incentive Plan shall be reduced at the Effective Time by a number of shares equal to the product of (A) the sum of (x) the number of shares that are subject to any such options that are outstanding at the Effective Time and become Converted Options pursuant to Section 3.01(e) and (y) the number of shares of Company Common Stock (if any) that are issued pursuant to such options prior to the Effective Time, multiplied by (B) the Per Share Stock Consideration;

(iii) acquire any equity interest or other interest in any other Person, enter into a joint venture or business association with any other Person or establish any Subsidiary;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (or comparable equity interest);

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock (or comparable equity interest), other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities, copies of which have been provided or made available to GCAC;

(vi) (A) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof or purchase a material portion of the assets or equity of, any corporation, partnership, other business organization or any division thereof; or (B) incur any Indebtedness for borrowed money or otherwise or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or intentionally grant any security interest in any of its assets except, with respect to this clause (B), the incurrence of Indebtedness for borrowed money pursuant to the instruments listed on Section 6.01(b)(vi) of the Company Disclosure Schedule in an amount not to exceed five million dollars ($5,000,000) in the aggregate;

(vii) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current director, officer, employee or consultant of the Company or any of its Subsidiaries other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%); provided, that, any such increase shall only take the form of cash and shall not include any Equity Equivalents or any increase that would be required to be disclosed in a filing with the SEC on Form 8-K if the Company were subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act, (B) enter into any new, or materially amend any existing, employment, retention, bonus, change in control, or termination agreement with any current or former director, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant, (D) establish or become obligated under any collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees, or (E) hire any new employee whose individual annual base compensation shall exceed $250,000, except that the Company may (1) provide increases in salary, wages, bonuses or benefits to employees as required or permitted under any Plan or other employment or consulting agreement in effect on the date of this Agreement, (2) change the title of its employees in the ordinary course of business, (3) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans existing on the date of this Agreement, (4) enter into the retention agreements with executive officers, key employees or directors in the amounts set forth on Section 6.01(b)(vii) of the Company Disclosure Schedule, and (5) grant stock options pursuant to the second proviso of Section 6.01(b)(ii);

(viii) other than as required by Law or pursuant to the terms of a plan or an agreement entered into prior to the date of this Agreement and reflected and quantified on Section 4.10(a) of the Company Disclosure Schedule, grant any severance or termination pay to, any employee or director or officer of the Company or any of its Subsidiaries other than in the ordinary course of business, consistent with past practice;

(ix) adopt, amend or terminate any Plan or any Employee Benefit Plan that would be a Plan if in effect as of the date hereof except as may be required by applicable Law, as is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(x) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(xi) materially amend, modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any of its Subsidiaries’ respective material rights thereunder, in each case in a manner that is adverse to the Company and its Subsidiaries taken as a whole;

(xii) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company IP, or transfer or license to any Person any Company IP (excluding non-exclusive licenses of Company IP in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any trade secrets;

(xiii) waive, release, assign, settle or compromise any Action (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only confidentiality obligations and the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $250,000 individually or $500,000 in the aggregate;

(xiv) enter into, amend, modify or terminate or waive, assign or transfer any rights under any Lease;

(xv) acquire or dispose of any interest in real property or fail to exercise any rights of renewal under any Lease that by its terms would otherwise expire;

(xvi) enter into any material new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement;

(xvii) enter into, renew, amend or terminate any Company Affiliate Agreement or any transaction with any Related Person, other than the Employment Agreements;

(xviii) fail to maintain its existence or adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the transactions contemplated by this Agreement);

(xix) other than Contracts with suppliers and customers entered into in the ordinary course of business, enter into any Contract that would qualify as a Material Contract if entered into as of the date hereof;

(xx) make any capital expenditures (or commitment to make any capital expenditures) that exceed $1,500,000 in the aggregate, other than any (A) capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, which has been made available to GCAC and (B) capitalized Contract costs associated with new or existing customers;

(xxi) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xxii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xxiii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xxiv) close or materially reduce its business activities, or effect any mass layoff or other mass personnel reduction, at any of its facilities;

(xxv) sell, lease, exclusively license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, other than in the ordinary course of business consistent with past practice;

(xxvi) enter into any agreement, or legally binding understanding or arrangement, with respect to the voting of equity securities of the Company;

(xxvii) take any action that would reasonably be expected to significantly delay or significantly impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxviii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice; or

(xxix) enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from GCAC to do any of the foregoing if obtaining such consent would reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to GCAC, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company prior to the Closing Date. Prior to the Closing Date, each of GCAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.02     Conduct of Business by GCAC and Merger Sub Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the PIPE Investment), and except as set forth on Section 6.02 of GCAC’s Disclosure Schedule and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), GCAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of GCAC and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the PIPE Investment), or in connection with the terms and conditions of, any Subscription Agreement, as set forth on Section 6.02 of the GCAC Disclosure Schedule or as required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither GCAC nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the GCAC Organizational Documents or Merger Sub Organizational Documents or form any subsidiary of GCAC other than Merger Sub, other than to effectuate the GCAC Second A&R Charter and the GCAC A&R Bylaws;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the GCAC Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the GCAC Common Stock or GCAC Warrants except for redemptions from the Trust Fund that are required pursuant to the GCAC Organizational Documents;

(d) issue, sell, transfer, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of GCAC or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or that derive their value therefrom, or any other ownership interest (including any phantom interest), of GCAC or Merger Sub, except (i) in connection with conversion of the GCAC Class B Common Stock pursuant to the GCAC Organizational Documents, (ii) to permitted transferees under that certain letter agreement among GCAC and certain other Persons entered into in connection with GCAC’s initial public offering, (iii) in connection with the Transactions (including the transactions contemplated by the Subscription Agreements), and (iv) that following the date hereof, with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), GCAC shall be permitted to enter into Subscription Agreements with one or more additional Investors for the subscription of shares of GCAC Class A Common Stock having an aggregate purchase price not to exceed forty-one and a half million ($41,500,000);

(e) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof, purchase a material portion of the assets or equity of, any corporation, partnership, other business organization or any division thereof, or enter into any strategic joint ventures, partnerships or alliances with any other Person;

(f) incur any Indebtedness or assume, guarantee, endorse or otherwise become responsible for any such indebtedness of another Person or Persons, make any loans or advances, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of GCAC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, in excess of $100,000 individually or $250,000 in the aggregate, except in the ordinary course of business, and provided, that this Section shall not prevent GCAC from borrowing funds necessary to finance its ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including any PIPE investment and any costs and expenses necessary for an extension of the deadline by which GCAC must complete its business combination), up to aggregate additional Indebtedness in an amount not to exceed $1,000,000;

(g) make any material tax election, amend a material Tax Return, settle or compromise any material United States federal, state, local or non-United States income Tax liability, change any method of accounting for Tax purposes or surrender any right to a refund of material Taxes;

(h) make any change in financial accounting methods, principles or practices of GCAC, except insofar as may have been required by a change in GAAP or applicable Law;

(i) acquire any equity interest or other interest in any other entity or enter into a joint venture or business association with any other Person;

(j) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that result solely in customary confidentiality obligations and monetary obligations of GCAC and its Subsidiaries not in excess of $250,000 individually or $500,000 in the aggregate;

(k) hire any employees or adopt, become obligated to contribute to, enter into or incur incremental liability (contingent or otherwise) under any Employee Benefit Plan of GCAC;

(l) enter into, renew or amend in any material respect, any Contract with any Affiliate of GCAC;

(m) liquidate, dissolve, reorganize or otherwise wind up the business and operations of GCAC or Merger Sub;

(n) amend the Trust Agreement in any manner adverse to GCAC;

(o) take any action that would reasonably be expected to significantly delay or significantly impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(p) other than as set forth in the GCAC Certificate of Incorporation, enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing.

Nothing in this Section 6.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of GCAC prior to the Closing Date. Prior to the Closing Date, each of GCAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.03     Waiver of Claims Against Trust. Reference is made to the final prospectus of GCAC, dated as of January 29, 2021 and filed with the SEC (Registration No. 333-248087) on February 2, 2021 (the “Prospectus”). The Company hereby represents and warrants that it has read the Prospectus and understands that GCAC has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of GCAC’s public stockholders (including overallotment shares acquired by GCAC’s underwriters the “Public Stockholders”), and that, except as otherwise described in the Prospectus, GCAC may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their GCAC Class A Common Stock pursuant to the Redemption in connection with the consummation of GCAC’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if GCAC fails to consummate a Business Combination within eighteen (18) months after the closing of the IPO, subject to extension by amendment to GCAC’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any Taxes, or (d) to GCAC after or concurrently with the consummation of a Business Combination. For and in consideration of GCAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its controlled Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its controlled Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or the Transaction Documents or any proposed or actual business relationship between GCAC or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its controlled Affiliates hereby irrevocably waives any Released Claims that the Company or any of its controlled Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations or Contracts with GCAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with GCAC or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by GCAC and its Affiliates to induce GCAC to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its controlled Affiliates under applicable Law. To the extent the Company or any of its controlled Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to GCAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against GCAC or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its controlled Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or its controlled Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Company or any of its controlled Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to GCAC or its Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders of GCAC, whether in the form of money damages or injunctive relief, GCAC and its Representatives, as applicable, shall be entitled to recover from the Company and its controlled Affiliates the associated legal fees and costs in connection with any such action, in the event GCAC or its Representatives, as applicable, prevails in such action or proceeding. Notwithstanding anything in this Agreement to the contrary, the provisions of this paragraph shall survive indefinitely with respect to the obligations set forth in this Agreement. Notwithstanding anything to the contrary in this Section 6.03, any action by any non-controlled Affiliate of the Company that, if taken by the Company or one of its controlled Affiliates, would be a breach of this Section 6.03 shall constitute a breach of this Section 6.03 by the Company and for which the Company shall be liable.

Section 6.04     PPP Loan. The Company shall use reasonable best efforts to do one of the following: (a) obtain a consent under the PPP Loan prior to Closing so there is no default or event of default arising under the PPP Loan from the Merger or the other Transactions, (b) submit the applicable forgiveness application for the PPP Loan in accordance with applicable requirements of applicable Law prior to Closing and obtain forgiveness of outstanding amounts under the PPP Loan or (c) submit the applicable forgiveness application for the PPP Loan in accordance with applicable requirements of applicable Law prior to Closing and substantially concurrently deposit funds into an escrow account with the lender equal to the outstanding amounts under the PPP Loan until a determination as to whether such amounts will be forgiven is made.

Article VII
ADDITIONAL AGREEMENTS

Section 7.01     Registration Statements; Proxy Statement; Consent Solicitation Statement.

(a) After the execution of this Agreement, GCAC (with the assistance and cooperation of the Company as reasonably requested by GCAC) shall use commercially reasonable efforts to prepare and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement and the Consent Solicitation Statement contained therein, the “Registration Statement”) within ten (10) Business Days after GCAC’s receipt of the PCAOB Audited Financials from the Company, and if not within such ten (10)-Business Day period, as promptly as practicable thereafter, in connection with the registration under the Securities Act of the GCAC Class A Common Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement and the Consent Solicitation Statement; provided, that if the Unaudited Interim Financial Statements are required pursuant to Form S-4 and Regulation S-X to be included in the Registration Statement, references in this sentence to “PCAOB Audited Financial Statements” shall be replaced with “PCAOB Audited Financial Statements and the Unaudited Interim Financial Statements”. The Registration Statement shall include for registration all shares of GCAC Class A Common Stock issued under this Agreement, including the Earnout Shares.

(b) GCAC agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) the approval of the Business Combination (as defined in the GCAC Certificate of Incorporation) and the adoption and approval of this Agreement (the “Transaction Proposal”), (ii) the adoption and approval of the GCAC Second A&R Charter (the “A&R Charter Proposal”), (iii) to the extent required by the Nasdaq listing rules, the approval of the issuance of the aggregate Per Share Stock Consideration and the Earnout Shares together with the GCAC Class A Common Stock pursuant to the Subscription Agreements (the “Nasdaq Proposal”), (iv) the approval and adoption of the GCAC 2021 Equity Incentive Plan (the “GCAC Equity Incentive Plan Proposal”), (v) the approval and adoption of the GCAC Employee Stock Purchase Plan (the “ESPP Proposal,” and together with the GCAC Equity Incentive Plan Proposal, the “Equity Plan Proposals”), (vi) adjournment of the GCAC Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals and (vii) the approval of any other proposals reasonably agreed by GCAC and the Company to be necessary or appropriate in connection with the transaction contemplated hereby (the “Additional Proposal” and together with the Transaction Proposal, the Second A&R Charter Proposal, the Nasdaq Proposal, and the Equity Plan Proposals, the “GCAC Proposals”). The Proxy Statement shall also include the Redemption and the opportunity for the public holders of GCAC’s Class A Common Stock to redeem such shares in accordance with the Redemption. The GCAC Equity Incentive Plan Proposal shall provide that an aggregate number of shares of GCAC Class A Common Stock equal to the percentage set forth on Section 7.01(b) of the Company Disclosure Schedule of the outstanding shares of GCAC Class A Common Stock as of Closing shall be reserved for issuance pursuant to the GCAC 2021 Equity Incentive Plan, subject to annual increases as provided therein, and the ESPP Proposal shall provide that an aggregate number of shares of GCAC Class A Common Stock equal to the percentage set forth on Section 7.01(b) of the Company Disclosure Schedule of the outstanding shares of GCAC Class A Common Stock as of Closing shall be reserved for issuance pursuant to the GCAC Employee Stock Purchase Plan, subject to annual increases as provided therein. Without the prior written consent of the Company, the GCAC Proposals shall be the only matters (other than procedural matters) which GCAC shall propose to be acted on by GCAC’s stockholders at the GCAC Stockholders’ Meeting.

(c) GCAC and the Company each shall use their commercially reasonable efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. As promptly as practicable after the Registration Statement becomes effective, GCAC shall cause the Proxy Statement to be mailed to GCAC Stockholders and the Company shall mail or otherwise deliver the Consent Solicitation Statement to the Company Stockholders. Each of GCAC and the Company shall promptly furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement, Proxy Statement and Consent Solicitation Statement.

(d) GCAC and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification of the GCAC Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of GCAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

(e) If, at any time prior to the Effective Time, any event or circumstance relating to GCAC or Merger Sub, or their respective officers or directors, should be discovered by GCAC which should be set forth in an amendment or a supplement to the Registration Statement, GCAC shall promptly inform the Company and as promptly as practicable file with the SEC such amendment or supplement and, to the extent required by applicable Law, mail it to the GCAC stockholders. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement, the Company shall promptly inform GCAC. Each of GCAC and the Company shall use its commercially reasonable efforts to cause all documents that GCAC and the Company are responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Any filing of, or amendment or supplement to the Proxy Statement or the Registration Statement or any amendment or supplement to the Consent Solicitation Statement, will be provided by GCAC or the Company, as the case may be, to the respective other party for review, and each of GCAC and the Company shall give due consideration to any comments of such other party.

(f) GCAC (with the assistance and cooperation of the Company as reasonably requested by GCAC) agrees to file as soon as practicable after the filing of the amendment to the Registration Statement following the receipt of the first round of comments on the Registration Statement from the SEC, a registration statement on Form S-1 (the “Shelf”) to register the resale of the Shares (as defined in the Subscription Agreements) and the Registrable Securities (as defined in the Registration Rights Agreement) on a continuous basis in accordance with the provisions and requirements set forth in the Subscription Agreements and the Registration Rights Agreement, as applicable, and shall use commercially reasonable efforts (with assistance and cooperation of the Company as reasonably requested by GCAC) to have the Shelf declared effective concurrently with the Closing or as soon as reasonably practicable thereafter. It is the intent of the Parties that the Shelf shall meet the obligations of GCAC under the Subscription Agreements and the Registration Rights Agreement, as applicable; provided that the filing of the Shelf shall in no way be deemed to modify the terms of the Subscription Agreements or Registration Rights Agreement, as applicable.

Section 7.02     GCAC Stockholders’ Meeting. GCAC shall call and hold the GCAC Stockholders’ Meeting as promptly as practicable after the Registration Statement becomes effective (but in any event shall hold the GCAC Stockholders’ Meeting no later than the later of thirty-five (35) days after the date on which the Proxy Statement is mailed to stockholders of GCAC and such other date as agreed by GCAC and the Company) for the purpose of voting solely upon the GCAC Proposals and for the purpose of effecting the Redemption; provided that GCAC may postpone or adjourn the GCAC Stockholders’ Meeting on one or more occasions for up to (but no more than) 30 days in the aggregate upon the good faith determination by the GCAC Board that such postponement or adjournment is necessary to (i) solicit additional proxies to obtain approval of the GCAC Proposals, (ii) obtain a quorum if one is not present at any then-scheduled GCAC Stockholders’ Meeting or (iii) ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is provided to the GCAC Stockholders with adequate time for review prior to the GCAC Stockholders’ Meeting. GCAC (x) shall use its commercially reasonable efforts to obtain the approval of the GCAC Proposals at the GCAC Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the GCAC Proposals, and (y) shall use its commercially reasonable efforts to take all other action necessary or advisable to secure the required vote or consent of its stockholders. The GCAC Board shall recommend to its stockholders that they approve the GCAC Proposals (the “GCAC Board Recommendation”) and shall include the GCAC Board Recommendation in the Proxy Statement, in each case, subject to the provisions of this Section 7.02. Except as required by applicable Law, neither the GCAC Board nor any committee thereof shall withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Company the GCAC Board Recommendation.

Section 7.03     Requisite Approval. Upon the terms set forth in this Agreement, the Company shall seek the written consent, in form and substance reasonably acceptable to GCAC, of holders of the Requisite Approval in favor of the approval and adoption of this Agreement and the Merger and all other transactions contemplated by this Agreement (including the Company Class F Stock Conversion and the Company Preferred Stock Conversion) (the “Company Stockholder Approval”) via written consent (the “Written Consent”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within five (5) Business Days after the Registration Statement becomes effective. In connection therewith, the Company, as promptly as practicable (A) shall establish the record date (which record date shall be mutually agreed with GCAC) for determining the Company Stockholders entitled to provide such written consent, (B) shall cause the Consent Solicitation Statement to be disseminated to the Company Stockholders in compliance with applicable Law and (C) shall use commercially reasonable efforts to solicit written consents from the Company Stockholders to give the Company Stockholder Approval. The Company Board shall recommend to the Company Stockholders that they approve and adopt this Agreement and approve the Merger and all other Transactions (the “Company Board Recommendation”). Neither the Company Board nor any committee thereof shall withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to GCAC the Company Board Recommendation.

Section 7.04     Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and GCAC shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request, including in connection with any Tax disclosure in any statement, filing, notice or application relating to the Intended Tax Treatment or any Tax opinion requested or required to be filed pursuant to Section 7.10(c). Notwithstanding the foregoing, neither the Company nor GCAC shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the Mutual Nondisclosure Agreement, dated as of May 4, 2021 (the “Non-Disclosure Agreement”), between GCAC and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as reasonably necessary, the intended Tax treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Non-Disclosure Agreement.

Section 7.05     Exclusivity.

(a) Exclusivity Obligations of the Company.

(i) From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, the Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding a Company Acquisition Proposal; (ii) enter into discussions or negotiations with, or furnish or disclose any non-public information about the Company to, any Person in connection with or that could reasonably be expected to lead to a possible Company Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding a Company Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, a Company Acquisition Proposal. For purposes hereof, “Company Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than GCAC or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of outstanding shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of all or substantially all of the Company properties or assets.

(ii) In addition to the other obligations under this Section 7.05(a), the Company shall promptly (and in any event within 24 hours after receipt thereof by the Company or its representatives) advise GCAC orally and in writing of any Company Acquisition Proposal, any request for information with respect to any Company Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in a Company Acquisition Proposal, the material terms and conditions of such request, Company Acquisition Proposal or inquiry, and the identity of the Person making the same.

(iii) The Company agrees that the rights and remedies for noncompliance with this Section 7.05(a) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to GCAC and that money damages would not provide an adequate remedy to GCAC.

(b) Exclusivity Obligations of GCAC

(i) From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, GCAC shall not, and shall not authorize or permit any of its Affiliates or any of its or their representatives (including the Sponsor) to, directly or indirectly, (A) encourage, solicit, initiate, facilitate or continue inquiries regarding a GCAC Acquisition Proposal; (B) enter into discussions or negotiations with, or furnish or disclose any non-public information about GCAC to, any Person in connection with or that could reasonably be expected to lead to a possible GCAC Acquisition Proposal; or (C) enter into any agreements or other instruments (whether or not binding) regarding a GCAC Acquisition Proposal. GCAC shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, a GCAC Acquisition Proposal. For purposes hereof, “GCAC Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than the Company or any of its Affiliates) with respect to a transaction (other than the transactions contemplated by this Agreement) involving a business combination with GCAC. Any breach of the terms and provisions of this Section 7.05(b)(i) by any Affiliate of GCAC or any of GCAC’s or its Affiliate’s representatives, including the Sponsor (assuming that such Persons were directly bound by, and subject to, the terms and provisions of this Section 7.05(b)(i)) shall be deemed a breach by GCAC.

(ii) In addition to the other obligations under this Section 7.05(b), GCAC shall promptly (and in any event within 24 hours after receipt thereof by GCAC or its representatives) advise the Company orally and in writing of any GCAC Acquisition Proposal, any request for information with respect to any GCAC Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an GCAC Acquisition Proposal, the material terms and conditions of such request, GCAC Acquisition Proposal or inquiry, and the identity of the Person making the same.

(iii) GCAC agrees that the rights and remedies for noncompliance with this Section 7.05(b) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

Section 7.06     Directors’ and Officers’ Indemnification.

(a) The certificate of incorporation and bylaws of the Surviving Corporation shall each contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the organizational documents of the applicable D&O Indemnified Parties (as defined below), which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were current or former directors and officers of the Company, GCAC or Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company, GCAC or Merger Sub (collectively, “D&O Indemnified Parties”), unless such modification shall be required by applicable Law. From and after the Effective Time, GCAC agrees that it shall indemnify and hold harmless each of the D&O Indemnified Parties against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, GCAC or Merger Sub, as applicable, would have been permitted under applicable Law, any indemnification agreements between the Company, GCAC or Merger Sub and such D&O Indemnified Parties, the organizational documents of the applicable entity in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b) From the date hereof, and for a period of six years from the Effective Time, GCAC shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true, correct and complete copies of which have been heretofore made available to GCAC or its agents or Representatives in the Virtual Data Room) or GCAC’s directors’ and officers’ liability insurance policy in effect prior to the Closing, in each case, on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) GCAC may cause coverage to be extended under the current directors’ and officers’ liability insurance of the Company or GCAC by obtaining a six-year “tail” policy at prevailing market rates containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.06(b) shall be continued in respect of such claim until the final disposition thereof.

(c) On the Closing Date, to the extent not already entered into, GCAC shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and GCAC with the post-Closing directors and officers of GCAC, which indemnification agreements shall continue to be effective following the Closing.

Section 7.07     Notification of Certain Matters. The Company shall give prompt notice to GCAC, and GCAC shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence, of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail; provided, however, that no such notice shall be deemed to cure such breach.

Section 7.08     Further Action; Commercially Reasonable Efforts.

(a) Except where a different efforts standard is expressly set forth herein, upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its commercially reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to Contracts with the Company as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their commercially reasonable efforts to take all such action. GCAC shall use commercially reasonable efforts to consummate the Redemption in accordance with the terms hereof and the Proxy Statement.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, video or telephone conference, or other communications with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults (to the extent legally permissible) with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, conference or other communications. Subject to the terms of the Non-Disclosure Agreement, the parties will coordinate and cooperate with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Non-Disclosure Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) Notwithstanding the generality of the foregoing, GCAC shall use its commercially reasonable efforts to consummate the PIPE Investment in accordance with the Subscription Agreements, and the Company shall reasonably cooperate with GCAC in such efforts. GCAC shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), permit or consent to any material amendment, supplement or modification to, or a waiver of, any Subscription Agreement (or any provision therein) that would reasonably be expected to cause the condition set forth in Section 8.03(f) to fail or would reasonably be expected to reduce by a material amount the proceeds payable to GCAC in the PIPE Investment. Without limiting the generality of the foregoing, GCAC shall give the Company prompt (under the circumstances) written notice:  (i) of any material breach or material default by any party to any Subscription Agreement, which material breach, material default, event or circumstance is known to GCAC; (ii) of its receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement of any provisions of any Subscription Agreement in any material respect; and (iii) if it becomes known to GCAC that any portion of the PIPE Investment will not be funded in accordance with the terms of the applicable Subscription Agreement(s). As used in the immediately prior sentence, a fact shall be “known to GCAC” only if it is known to Prokopios “Akis” Tsirigakis or George Syllantavos.

Section 7.09     Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of GCAC and the Company (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, GCAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of Nasdaq, each of GCAC and the Company shall each use its commercially reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed). GCAC shall, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, GCAC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal securities Laws. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each party shall, upon request by any other party, furnish the parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a party to any third party and/or any Governmental Authority in connection with the Transactions contemplated hereby. Furthermore, nothing contained in this Section 7.09 shall prevent GCAC or the Company or its respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.09.

Section 7.10     Tax Matters.

(a) None of GCAC, Merger Sub or the Company shall (and each shall cause its Affiliates not to) take any action (or fail to take any reasonable action) which action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Merger, taken together, from qualifying for the Intended Tax Treatment.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of GCAC, Merger Sub and the Company shall report the Merger, taken together, as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger.

(c) Each party shall promptly notify the other party in writing if, before the Closing Date, such party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Merger qualifying for the Intended Tax Treatment). In the event the SEC requests or requires a tax opinion with respect to the Intended Tax Treatment, each party shall use commercially reasonable efforts to execute and deliver customary tax representation letters to the applicable tax advisor (or advisors) in form and substance reasonably satisfactory to the advisor (or advisors) delivering such opinion and the party delivering such tax representation letter; provided, however, that in the event that the SEC requests or requires such a tax opinion, then the Company shall use its commercially reasonable efforts to cause O’Melveny & Myers LLP to deliver such tax opinion to the Company, and if O’Melveny & Myers LLP is unable or unwilling to deliver such tax opinion to the Company, GCAC will use its commercially reasonable efforts to cause Ellenoff Grossman & Schole LLP to deliver such tax opinion; provided GCAC will use its commercially reasonable efforts to cause Ellenoff Grossman & Schole LLP to deliver any opinion requested by the SEC regarding the accuracy of Proxy Statement with respect to Taxes.

Section 7.11     Stock Exchange Listing.

(a) During the period from the date hereof until the Closing, GCAC shall use its commercially reasonable efforts to keep the GCAC Class A Common Stock and GCAC Public Warrants listed for trading on the Nasdaq.

(b) Prior to the Closing, GCAC shall use commercially reasonable efforts to cause the shares of GCAC Class A Common Stock to be issued in connection with the Transactions to be approved for listing on the Nasdaq under a ticker symbol to be mutually agreed upon in writing by the parties hereto, including by submitting prior to the Closing an initial listing application with the Nasdaq (the “Nasdaq Listing Application”) with respect to such shares, subject to official notice of issuance. Each of GCAC, Merger Sub and the Company shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other parties hereto and shall otherwise reasonably assist and cooperate with such other parties in connection with the preparation, filing and distribution of the Nasdaq Listing Application. Each of GCAC and Merger Sub will use their respective commercially reasonable efforts to (i) cause the Nasdaq Listing Application, when filed, to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the Nasdaq or its staff concerning the Nasdaq Listing Application and (iii) have the Nasdaq Listing Application approved by the Nasdaq as promptly as practicable after such filing. No submission of, or amendment or supplement to, the Nasdaq Listing Application, or response to Nasdaq comments with respect thereto, will be made by GCAC, Merger Sub or the Company, as applicable, without the other parties’ prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing such other parties hereto a reasonable opportunity to review and comment thereon. Each of GCAC, Merger Sub and the Company will promptly notify the other parties hereto upon the receipt of any comments from the Nasdaq or any request from the Nasdaq for amendments or supplements to the Nasdaq Listing Application and will, as promptly as practicable after receipt thereof, provide the other with copies of all material correspondence between it and its Representatives, on the one hand, and the Nasdaq, on the other hand, and all written comments with respect to the Nasdaq Listing Application received from the Nasdaq and advise the other on any oral comments with respect to the Nasdaq Listing Application received from the Nasdaq. GCAC will advise the Company, promptly after GCAC receives notice thereof, of the time of the approval of the Nasdaq Listing Application and the approval of the shares of GCAC Class A Common Stock to be issued in connection with the Transactions for listing on the Nasdaq, subject only to official notice of issuance.

Section 7.12     Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company and GCAC each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may reasonably be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act (if available).

(b) GCAC and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.12(b) may be limited to outside counsel and may be redacted (x) to remove references to the valuation of the Company, and (y) as necessary to comply with contractual arrangements.

(c) No party hereto shall take any action that would reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period of any required filings or applications under Antitrust Laws, including by agreeing to merge with or acquire any other Person or acquire a substantial portion of the assets of or equity in any other Person.

Section 7.13     Financial Statements.

(a) During the period from the date of this Agreement through the Closing, within thirty (30) calendar days following the end of each three-month quarterly fiscal period, the Company shall deliver to GCAC an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Company and its Subsidiaries for the period from the date of the balance sheet contained in the Interim Financial Statements through the end of such quarterly period and the applicable comparative period in the preceding fiscal year. From the date hereof through the Closing Date, the Company will also promptly deliver to GCAC copies of any audited consolidated financial statements of the Company and its Subsidiaries that the Company’s certified public accountants may issue.

(b) The Company shall use reasonable best efforts to deliver true and complete copies of (i) the audited consolidated balance sheet of the Company as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of income, changes in shareholder equity, and cash flows of the Company and the for the years then ended, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Audited Financials”) within fifteen (15) days from the date hereof (but in any event no later than twenty (20) days from the date hereof) and (ii) unaudited financial statements, including consolidated balance sheets and consolidated statements of income, changes in shareholder equity, and cash flows, of the Company relating to any interim period required to be included in the Registration Statement pursuant to Form S-4 and Regulation S-X, prepared in accordance with GAAP and Regulation S-X (the “Unaudited Interim Financial Statements”). To the extent Unaudited Interim Financial Statements are required, the Company shall use commercially reasonable efforts to deliver true and complete copies of such Unaudited Interim Financials within ten (10) days from the date they are required to be included in the Registration Statement pursuant to Form S-4 and Regulation S-X.

Section 7.14     Trust Account. As of the Effective Time, the obligations of GCAC to dissolve or liquidate within a specified time period as contained in GCAC’s Certificate of Incorporation will be terminated and, following the disbursement of funds in the Trust Account described in this Section 7.14, GCAC shall have no obligation whatsoever to dissolve and liquidate the assets of GCAC by reason of the consummation of the Merger or otherwise, and no stockholder of GCAC shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, GCAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to or at the Effective Time to, and the Trustee shall thereupon be obligated to, cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any shares of GCAC Common Stock in connection with the Redemption; (b) the payment of the Outstanding Company Transaction Expenses and Outstanding GCAC Transaction Expenses pursuant to Section 3.04(a) and Section 3.04(b); and (c) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to GCAC. Following such disbursement, GCAC shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.15     Directors. Subject to any limitation imposed under applicable Laws or Nasdaq listing requirements, GCAC and the Company shall take all necessary action so that immediately after the Effective Time (and giving effect to the effectiveness of the GCAC Second A&R Charter), the board of directors of GCAC is comprised of the individuals (and each is assigned to his or her respective class of the board of directors and to committees of the board of directors) designated on Section 2.05(b) of the Company Disclosure Schedule. Pursuant to the GCAC Second A&R Charter as in effect as of the Closing, the post-Closing board of directors of GCAC shall be a classified board with three classes of directors, with (A) one class of directors, the Class A Directors, initially serving a one (1)-year term, such term effective from the Closing (but any subsequent Class A Directors serving a three (3)-year term), (b) a second class of directors, the Class B Directors, initially serving a two (2)-year term, such term effective from the Closing (but any subsequent Class B Directors serving a three (3)-year term), and (c) a third class of directors, the Class C Directors, serving a three (3)-year term, such term effective from the Closing.

Section 7.16     Stockholder Support Agreements. Within twenty-four (24) hours of the execution of this Agreement, the Company shall deliver the Stockholder Support Agreements executed by the Requisite Stockholders.

Section 7.17     Certain Agreements. Prior to the Closing, upon the Company’s reasonable request, GCAC shall cooperate with the Company to obtain an executed joinder to the Registration Rights Agreement from each Company Securityholder who will receive GCAC Class A Common Stock in connection with the Transaction and who has not executed the Registration Rights Agreement prior to the time of the execution and delivery of this Agreement.

Section 7.18     Termination of Certain Agreements. Prior to the Closing, the Company shall take all actions necessary to cause the Contracts listed on Section 7.18 of the Company Disclosure Schedule to be terminated without any further force and effect and without any cost or other liability or obligation to the Company effective as of immediately prior to the Closing, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

Section 7.19     Amendments to Ancillary Agreements. Prior to the Closing, neither GCAC nor the Company shall, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed), permit or consent to any amendment, supplement or modification to any of the Ancillary Agreements.

Section 7.20     Employment Agreements. GCAC shall use commercially reasonable efforts to execute and deliver to Dr. Jun Pei, Dr. Winston Fu, Mitchell Hourtienne, T. R. Ramachandran and Mark McCord, and the Company shall use commercially reasonable efforts to cause each such individual to execute and deliver to the Company, the applicable Employment Agreement prior to the Closing.

Article VIII
CONDITIONS TO THE MERGER

Section 8.01     Conditions to the Obligations of Each Party. The obligations of the Company, GCAC and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) GCAC Stockholder Approval. The GCAC Stockholder Approval shall have been obtained.

(c) No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award after the date hereof which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d) Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(e) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(f) Stock Exchange Listing. The GCAC Class A Common Stock to be issued in connection with the Transactions (including the Earnout Shares) shall have been approved for listing on the Nasdaq, subject only to official notice of issuance thereof.

(g) GCAC Net Tangible Assets. Upon the Closing, GCAC shall have at least five million one dollars ($5,000,001) of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) remaining after completion of the Redemption.

(h) GCAC Second A&R Charter. The GCAC Certificate of Incorporation shall have been amended and restated by the GCAC Second A&R Charter.

Section 8.02     Conditions to the Obligations of GCAC and Merger Sub. The obligations of GCAC and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.02 (Certificate of Incorporation and Bylaws), Section 4.03 (Capitalization) (other than clauses (a) and (g) thereof, which are subject to clause (iii) below), Section 4.04 (Authority Relative to This Agreement) and Section 4.21 (Brokers) shall each be true and correct in all material respects (unless such representations and warranties are qualified or limited as to Company Material Adverse Effect or other materiality qualification, in which case those such representations and warranties shall be true and correct) as of the date hereof and as of the Closing Date as if made anew at and as of that time, except to the extent of any changes that reflect actions expressly permitted in accordance with Section 6.01 and except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, (ii) Section 4.08(b) (Absence of Certain Change or Events) shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Section 4.03(a) (Capitalization) and Section 4.03(g) (Capitalization) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as if made anew at and as of that time (except to the extent of any changes that reflect actions expressly permitted in accordance with Section 6.01 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, GCAC, Merger Sub or their Affiliates (other than, with respect to Section 4.03(a), as a result of conversion of currently outstanding Company Class F Stock and Company Preferred Stock or exercise of currently outstanding Company Options or the Company Warrant, in each case, in accordance with the terms of the Company Charter, Company Option Plan or Company Warrant, as applicable, in effect as of the date hereof), and (iv) all other representations and warranties of the Company set forth in Article IV shall be true and correct in all respects (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), as if made anew at and as of that time, except where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have delivered to GCAC a certificate (the “Company Officer’s Certificate”), dated as of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) PCAOB Audited Financials. The Company shall have delivered to GCAC the PCAOB Audited Financials.

(f) FIRPTA Certificate. At least two (2) days prior to the Closing, the Company shall deliver to GCAC, in a form reasonably acceptable to GCAC, a properly executed certification that Company Shares are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by GCAC with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(g) Termination of Certain Agreements. The Company shall have terminated the Contracts listed on Section 7.18 of the Company Disclosure Schedule.

Section 8.03     Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of GCAC and Merger Sub contained in (i) Section 5.01 (Corporate Organization), Section 5.02 (Governing Documents), Section 5.03 (Capitalization.) (other than clauses (a) and (e) thereof, which are subject to clause (iii) below), Section 5.04 (Authority Relative to This Agreement) and Section 5.12 (Brokers) shall each be true and correct in all material respects (unless such representations and warranties are qualified or limited as to Material Adverse Effect or other materiality qualification, in which case those such representations and warranties shall be true and correct) as of the date hereof and as of the Closing Date as if made anew at and as of that time, except to the extent that any changes that reflect actions expressly permitted in accordance with Section 6.02 and except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, (ii) Section 5.08(b) (Absence of Certain Change or Events) shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Section 5.03(a) and Section 5.03(e) (Capitalization) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as if made anew at and as of that time (except to the extent of any changes that reflect actions expressly permitted in accordance with Section 6.02 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, GCAC, Merger Sub or their Affiliates and (iv) all other representations and warranties of GCAC and Merger Sub contained in this Agreement shall be true and correct in all respects (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date), as if made anew at and as of that time, except where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a GCAC Material Adverse Effect.

(b) Agreements and Covenants. GCAC and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. GCAC shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of GCAC, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d) Material Adverse Effect. No GCAC Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) Resignation. Other than the individual identified as a continuing director on Section 2.05(b) of the Company Disclosure Schedule, all members of the GCAC Board and all officers of GCAC shall have executed written resignations effective as of the Effective Time.

(f) Minimum Cash. The Closing GCAC Cash shall equal or exceed the Minimum GCAC Cash.

Section 8.04     Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such party or its Affiliates (or with respect to the Company, any Company Stockholder) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article IX
TERMINATION, AMENDMENT AND WAIVER

Section 9.01      Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or GCAC, as follows:

(a) by mutual written consent of GCAC and the Company;

(b) by written notice from either GCAC or the Company to the other if the Effective Time shall not have occurred prior to the date that is six (6) months after the date hereof (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its Affiliates is in material breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such material breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date;

(c) by written notice from either GCAC or the Company to the other if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Merger;

(d) by written notice from either GCAC or the Company to the other if GCAC shall have failed to obtain the GCAC Stockholder Approval at the GCAC Stockholders’ Meeting (subject to any adjournment or recess of the meeting); provided, however, that this Agreement may not be terminated under this Section 9.01(d) by or on behalf of GCAC if GCAC or Merger Sub is in material breach or violation of Section 7.01 or Section 7.02;

(e) by written notice from GCAC to the Company if (i) the Company shall have failed to obtain the Company Stockholder Approval within five (5) Business Days after the Registration Statement becomes effective or (ii) the Company has failed to deliver to GCAC the Stockholder Support Agreements executed by the Requisite Stockholders within twenty-four (24) hours after the execution of this Agreement;

(f) by written notice from GCAC to the Company upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company set forth in this Agreement shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) and Section 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that GCAC has not waived in writing such Terminating Company Breach and GCAC and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further that, if such Terminating Company Breach is curable by the Company, GCAC may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its commercially reasonable efforts to cure such breach, unless such breach is not cured within the earlier of (i) twenty (20) days after notice of such breach is provided by GCAC to the Company and (ii) the Outside Date; or

(g) by written notice from the Company to GCAC upon a breach of any representation, warranty, covenant or agreement on the part of GCAC or Merger Sub set forth in this Agreement, or if any representation or warranty of GCAC or Merger Sub set forth in this Agreement shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating GCAC Breach”); provided that the Company has not waived such Terminating GCAC Breach and the Company are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating GCAC Breach is curable by GCAC or Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as GCAC or Merger Sub continue to exercise their commercially reasonable efforts to cure such breach, unless such breach is not cured within the earlier of (i) twenty (20) days after notice of such breach is provided by the Company to GCAC and (ii) the Outside Date.

Section 9.02      Effect of Termination.

(a) Except as otherwise set forth in this Section 9.02, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Section 9.02, Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a Willful Breach of this Agreement by such party prior to such termination subject to Section 6.03.

Section 9.03      Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.04      Waiver. At any time prior to the Effective Time, (i) GCAC may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of GCAC or Merger Sub, (b) waive any inaccuracy in the representations and warranties of GCAC or Merger Sub contained herein or in any document delivered by GCAC or Merger Sub pursuant hereto and (c) waive compliance with any agreement of GCAC or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article X
GENERAL PROVISIONS

Section 10.01      Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to GCAC or Merger Sub at or prior to the Closing:

Growth Capital Acquisition Corp.
300 Park Avenue, 16th Floor
New York, NY 10022
Attention: Prokopios “Akis” Tsirigakis and George Syllantavos
Email: atsirigakis@nautiluscorp.com and gs@stellaracquisition.com with a copy to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, NY 10105

Attention: Barry I. Grossman

Email: bigrossman@egsllp.com

if to the Company:

Cepton Technologies, Inc.
399 West Trimble Road

San Jose, CA 95131

Attention: Jun Pei and Winston Fu
Email: jun.pei@cepton.com and winston.fu@cepton.com

with a copy to:

O’Melveny & Myers LLP
2765 Sand Hill Road

Menlo Park, CA 94025

Attention: Paul Sieben and Noah Kornblith
Email: psieben@omm.com and nkornblith@omm.com

Section 10.02      Nonsurvival of Representations, Warranties and Covenants. The representations and warranties of the Company and GCAC contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or GCAC pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company and GCAC and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company or GCAC or their respective Representatives with respect thereto. The covenants and agreements made by the Company and GCAC in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms), and this Article X and any corresponding definitions set forth in Article I.

Section 10.03      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04      Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Non-Disclosure Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 10.04 shall be null and void, ab initio.

Section 10.05      Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.06 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 10.06      Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Federal and state courts located in New York, New York. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in New York, New York, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York, New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.07      Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

Section 10.08      Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09      Counterparts; Electronic Delivery. This Agreement and each other Transaction Document may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery by email to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

Section 10.10      Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Federal and state courts located in New York, New York or, if any such court does not have jurisdiction, any court of the United States located in the State of New York without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 10.11      No Recourse. Except in the case of fraud, all actions, claims, obligations, liabilities or causes of actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement and (d) any failure of the Merger to be consummated, may be made only against (and, without prejudice to the rights of any express third-party beneficiary to whom rights under this Agreement inure pursuant to Section 10.11), solely those Persons that are expressly identified as parties to this Agreement and not against any Nonparty Affiliate (as defined below). Except in the case of fraud, no other Person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to, any party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to (each of the foregoing, a “Nonparty Affiliate”) any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Nonparty Affiliate from any such liability or obligation.

Section 10.12      Legal Representation. The parties agree that, notwithstanding the fact that Ellenoff Grossman & Schole LLP (“EGS”) may have, prior to the Closing, jointly represented GCAC, Merger Sub and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented GCAC and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after the Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to GCAC or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, who is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of GCAC or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of GCAC, Merger Sub, the Sponsor or any of their respective Affiliates. The parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by GCAC or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by GCAC or any of its Affiliates (including, after the Effective Time, the Surviving Corporation and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

[Signature Page Follows]

IN WITNESS WHEREOF, GCAC, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Growth Capital Acquisition Corp.

By:	/s/ Prokopios "Akis" Tsirigakis
Name:	Prokopios “Akis” Tsirigakis
Title:	Chairman and Co-CEO

By:	/s/ George Syllantavos
Name:	George Syllantavos
Title:	Co-CEO and CFO

[Signature Page to Business Combination Agreement]

gcac merger sub inc.

By:	/s/ George Syllantavos
Name:	George Syllantavos
Title:	Vice President

[Signature Page to Business Combination Agreement]

Cepton Technologies, Inc.

By:	/s/ Jun Pei
Name:	Jun Pei
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

Annex I

Earnout Merger Consideration

This Annex I sets forth the terms for the calculation of the number (if any) of $15.00 Earnout Shares and $17.50 Earnout Shares, as applicable. Terms used but not defined in this Annex I shall have the meanings ascribed to such terms in the other parts of this Agreement to which this Annex I is a part.

1.            15.00 Share Price Milestone.

If the closing share price of GCAC Class A Common Stock equals or exceeds $15.00 per share for any 20 trading days within any consecutive 30-trading day period that occurs after the Closing Date and on or prior to the three (3)-year anniversary of the Closing Date (the first occurrence of the foregoing is referred to herein as the “$15.00 Share Price Milestone”, and such date is referred to as the “$15.00 Share Price Milestone Date”), then, except as provided in Section 1(b), GCAC shall issue, as promptly as practicable, to each holder of Company Common Stock (including, for the avoidance of doubt, the holder of the Company Warrant immediately prior to the Effective Time, which shall be exercised in accordance with Section 3.01(f)) that had an Earnout Pro Rata Portion exceeding zero (0), a number of shares of GCAC Class A Common Stock equal to such holder’s Earnout Pro Rata Portion of 7,000,000 shares (such shares being referred to as the “$15.00 Earnout Shares”).

2.            17.50 Share Price Milestone.

If the closing share price of GCAC Class A Common Stock equals or exceeds $17.50 per share for any 20 trading days within any consecutive 30-trading day period that occurs after the Closing Date and on or prior to the three (3)-year anniversary of the Closing Date (the first occurrence of the foregoing is referred to herein as the “$17.50 Share Price Milestone”, and such date is referred to as the “$17.50 Share Price Milestone Date”), then, except as provided in Section 2(b), GCAC shall issue, as promptly as practicable, to each holder of Company Common Stock (including, for the avoidance of doubt, the holder of the Company Warrant immediately prior to the Effective Time, which shall be exercised in accordance with Section 3.01(f)) that had an Earnout Pro Rata Portion exceeding zero (0), a number of shares of GCAC Class A Common Stock equal to such holder’s Earnout Pro Rata Portion of 6,000,000 shares (such shares being referred to as the “$17.50 Earnout Shares” and, together with the $15.00 Earnout Shares, the “Earnout Shares”).

3.            For the avoidance of doubt, if the condition for more than one Milestone is achieved, the Earnout Shares to be earned in connection with such Milestone shall be cumulative with any Earnout Shares earned prior to such time in connection with the achievement of any other Milestone; provided that, for avoidance of doubt, Earnout Shares in respect of each Milestone will be issued and earned only once and the aggregate Earnout Shares issued shall in no event exceed 13,000,000 shares of GCAC Class A Common Stock.

4.            If, at or following the three (3)-year anniversary of the Closing Date, the $15.00 Share Price Milestone and/or the $17.50 Share Price Milestone have not occurred, none of the Earnout Shares that related to that particular Milestone shall be issued.

5.            In the event that after the Closing and prior the three (3)-year anniversary of the Closing Date, (i) there is a Change of Control (or a definitive agreement providing for a Change of Control has been entered into prior to the three (3)-year anniversary of the Closing Date and such Change of Control is ultimately consummated, even if such consummation occurs after the three (3)-year anniversary of the Closing Date), (ii) any liquidation, dissolution or winding up of GCAC (whether voluntary of involuntary) is initiated, (iii) any bankruptcy, reorganization, debt arrangement or similar proceeding under any bankruptcy, insolvency or similar law, or any dissolution or liquidation proceeding, is instituted by or against GCAC, or a receiver is appointed for GCAC or a substantial part of its assets or properties or (iv) GCAC makes an assignment for the benefit of creditors, or petitions or applies to any Governmental Authority for, or consents or acquiesces to, the appointment of a custodian, receiver or trustee for all or substantially all of its assets or properties (each of clauses (i) through (iv), an “Acceleration Event”), then any Earnout Shares that have not been previously issued by GCAC (whether or not previously earned) shall be deemed earned and issued by GCAC to the holders of Company Common Stock (including, for the avoidance of doubt, the holder of the Company Warrant immediately prior to the Effective Time, which shall be exercised in accordance with Section 3.01(f)) that had an Earnout Pro Rata Portion exceeding zero (0) as of immediately prior to the Effective Time upon such Acceleration Event pursuant to Section 3.01 and Section 3.06 unless, in the case of an Acceleration Event that is a Change of Control, the value of the consideration to be received by the holders of the GCAC Class A Common Stock in such Change of Control transaction is less than the stock price threshold applicable to the $15.00 Share Price Milestone and/or the $17.50 Share Price Milestone, as applicable; provided, that the determinations of such consideration and value shall be determined in good faith by the disinterested members of the GCAC Board; and provided, further that such Earnout Shares that are not deemed earned as of such Change in Control transaction shall be cancelled effective upon such Change of Control to the extent that such Change in Control transaction consists of a sale of GCAC by merger, business combination or otherwise in which the stockholders of GCAC receive only cash consideration for their shares.

6.            For purposes hereof, a “Change of Control” means the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events:

a.            any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (a “Group”) (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of GCAC in substantially the same proportions as their ownership of stock of GCAC) (x) is or becomes the beneficial owner, directly or indirectly, of securities of GCAC representing more than fifty percent (50%) of the combined voting power of GCAC’s then outstanding voting securities or (y) has or acquires control of the GCAC Board;

b.            a merger, consolidation, reorganization or similar business combination transaction involving GCAC, and, immediately after the consummation of such transaction or series of transactions, either (x) the GCAC Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of GCAC immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the person resulting from such transaction or series of transactions or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

c.            the sale, lease or other disposition, directly or indirectly, by GCAC of all or substantially all of the assets of GCAC and its Subsidiaries, taken as a whole, other than such sale, lease or other disposition by GCAC of all or substantially all of the assets of GCAC and its Subsidiaries, taken as a whole, to an entity at least a majority of the combined voting power of the voting securities of which are owned, directly or indirectly, by stockholders of GCAC.

7.            If GCAC shall, at any time or from time to time, after the date hereof effect a subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction affecting the outstanding shares of GCAC Class A Common Stock, the number of Earnout Shares issuable pursuant to, and the stock price targets set forth in, paragraphs 1, 2 and 3 of this Annex I, shall be equitably adjusted for such subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective (which shall be the “ex” date, if any, with respect to any such event). For the avoidance of doubt and without duplication, to the extent that GCAC Class A Common Stock has been exchanged for Series 1 Common Stock, this Annex 1 shall be read such that each reference to GCAC Class A Common Stock shall refer instead to Series 1 Common Stock.